As filed with the Securities and Exchange Commission on April 30, 2008

                                                  Registration No. 333-140929
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -----------------

                        AMENDMENT NO. 3 ON FORM S-1/A TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                -----------------

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                        --------------------------------
                 (Name of Small Business Issuer in Its Charter)

            Idaho                           3559                  82-0266517
            -----                           ----                  ----------
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)     Classification Number)   Identification No.)

                                821 NW 57th Place
                            Fort Lauderdale, FL 33309
                                 (954) 958-9968
          (Address and Telephone Number of Principal Executive Offices)

                                -----------------

                       A. DiBella, Chief Executive Officer
                                821 NW 57th Place
                            Fort Lauderdale, FL 33309
                                 (954) 958-9968
            (Name, Address and Telephone Number of Agent for Service)

                                -----------------

                        Copies of all communications to:

                             Brian A. Pearlman, Esq.
                               Arnstein & Lehr LLP
                     200 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                            Telephone: (954) 713-7600
                          Facsimile No. (954) 713-7700

                                -----------------

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of "large accelerated file," "accelerated file" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]                        Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a       Smaller reporting company [X]
                           smaller reporting
                           company



                                -----------------

                                      CALCULATION OF REGISTRATION FEE

                                                                            Proposed         Proposed
            Title of Each                                                    Maximum          Maximum        Amount of
         Class of Securities                            Amount to be     Offering Price      Aggregate     Registration
          to be Registered                               Registered       Per Security    Offering Price        Fee
          ----------------                               ----------       ------------    --------------        ---
Common stock, par value $0.001 per share(1)......          265,250            $0.75        $198,937.50          6.11
                                                         4,213,581            $1.00      $4,213,581.00        129.36
                                                           516,666            $1.25        $645,832.50         19.83
                                                           100,000            $3.00        $300,000.00          9.21
                                                           100,000            $4.00        $400,000.00         12.28
                                                           121,600            $6.00        $729,600.00         22.40
                                                           121,600            $9.00      $1,094,400.00         33.60
                                                           697,333            $0.60        $418,399.80         12.84
                                                            30,000            $0.71         $21,300.00          0.65
                                                           200,000            $0.77        $154,000.00          4.73
                                                           150,000            $0.80        $120,000.00          3.68
                                                           225,000            $0.80        $180,000.00          5.53
                                                           757,333            $1.00        $757,333.00         23.25
Common stock, par value $0.001 per share(2)......        2,000,000            $0.15        $300,000.00(2)       9.21
                                                            45,000            $0.30         $13,500.00(2)       0.41
Total Registration Fee                                                                   $9,546,883.80      $ 293.09(3)

-----------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of warrants and options based upon the exercise price of the respective option or warrant, which is higher than the closing price for the common stock on February 23, 2007.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g). Shares issuable upon exercise of warrants and options. Based upon the closing price for the common stock on February 23, 2007 ($0.54 as reported on the OTCBB), which is higher than the exercise price of the respective option or warrant.
(3)    Fee paid.
-----------------

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Registrant initially filed this registration statement on Form SB-2. Pursuant to SEC Release No. 33-8876 this amendment to the registration statement is filed on Form S-1; however, the Registrant elects to keep the Form SB-2 disclosure format in the amendment for up to six months from the effective date of the new rules.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                  SUBJECT TO COMPLETION: DATED APRIL 30, 2008


PROSPECTUS

                        ENVIRO VORAXIAL TECHNOLOGY, INC.

                                9,543,363 SHARES



         This prospectus covers 9,543,363 shares of common stock of Enviro Voraxial Technology, Inc. being offered for resale by certain selling shareholders. All of these shares represent shares underlying outstanding options and warrants. We are paying the expenses incurred in registering the shares, which may be offered by the selling shareholders, but all selling and other expenses incurred by the shareholders will be borne by the selling shareholders.

         The securities may be sold by the shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

         Our common stock is quoted on the OTCBB under the trading symbol "EVTN". Prior to the date of this prospectus there has been limited trading activity for our common stock and the market for our shares has been illiquid. On April 19, 2008, the closing price for our common stock was $0.43.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PROSPECTUS SUMMARY

         This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors. Unless otherwise indicated, information in this prospectus (excluding our financial statements) gives effect to our recent offerings.

                                  INDUSTRY DATA

         Information contained in this prospectus concerning our industry, the markets for our products and the historic growth rate of, and our position in, those markets, is based on estimates that we prepared using data from various sources (including industry publications, surveys and forecasts and our internal research), on assumptions that we have made that are based on that data and other similar sources and our knowledge of the markets for our products. We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

                             DESCRIPTION OF BUSINESS

         Enviro Voraxial Technology, Inc. (the "Company") was incorporated in Idaho on October 19, 1964. In May of 1996, we entered into an agreement and plan of reorganization with a privately held Florida corporation, Florida Precision Aerospace, Inc. ("FPA"), and its shareholders. FPA was incorporated on February 26, 1993. We exchanged approximately 97% of our shares then issued and outstanding for all of the issued and outstanding shares of FPA. As a result of this reorganization, the shareholders of FPA gained control of our company and FPA became our wholly owned subsidiary. At the close of the transaction, we changed our name to Enviro Voraxial Technology, Inc. Our executive offices are located at 821 N.W. 57th Place, Fort Lauderdale, Florida 33309. Our telephone number is 954-958-9968.

         The Voraxial(R) Separator is a continuous flow turbo machine that generates a strong centrifugal force, a vortex, capable of separating light and heavy liquids, such as oil and water, or any other combination of liquids and solids at extremely high flow rates. As the fluid passes through the machine, the Voraxial(R) Separator accomplishes this separation through the creation of a vortex. In liquid/liquid and liquid/solid mixtures, this vortex causes the heavier compounds to gravitate to the outside of the flow and the lighter elements to move to the center where an inner core is formed. The liquid stream processed by the machine is divided into separate streams of heavier and lighter liquids and solids. As a result of this process, separation is achieved.

         To date we have had limited revenues and have an accumulated deficit at December 31, 2007 of $8,637,316. However, we believe we are emerging as a potential leader in the rapidly growing environmental and industrial separation industries. The Company has developed and patented the Voraxial(R) Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. Management believes this superior separation quality is achieved in real-time, and in much greater volumes, with a more compact, cost efficient and energy efficient machine than any comparable product on the market today. The Voraxial(R) Separator operates in-line and is scaleable.

         The Company is presently researching and developing Voraxial(R) solutions for various applications and markets including oil-water separation and oil exploration and production.

                                  THE OFFERING

         This prospectus covers up to 9,543,363 shares of our common stock, which may be sold by the selling shareholders identified in this prospectus. Of these shares, 5,438,698 shares are underlying warrants exercisable at the following prices:

      265,250 shares are underlying warrants exercisable at $0.75 per share, 4,213,582 shares are underlying warrants exercisable at $1.00 per share, 516,666 shares are underlying warrants exercisable at $1.25 per share, 100,000 shares are underlying warrants exercisable at $3.00 per share, 100,000 shares are underlying warrants exercisable at $4.00 per share, 121,600 shares are underlying warrants exercisable at $6.00 per share, and 121,600 shares are underlying warrants exercisable at $9.00 per share.

The remaining 4,104,666 shares are underlying options exercisable at the following prices:

      2,000,000 shares are underlying options exercisable at $0.15 per share, 45,000 shares are underlying options exercisable at $0.30 per share, 697,333 shares are underlying options exercisable at $0.60 per share, 30,000 shares are underlying options exercisable at $0.71 per share, 200,000 shares are underlying options exercisable at $0.77 per share, 150,000 shares are underlying options exercisable at $0.80 per share, 225,000 shares are underlying options exercisable at $0.80 per share, and 757,333 shares are underlying options exercisable at $1.00 per share.

      While we will not receive any proceeds from sales of shares of our common stock by the selling shareholders, the Company will receive up to $11,166,883.80 from shares issued upon exercise of any warrants or options. The proceeds from the exercise of warrants and options will be used for general working capital purposes. The warrants and options expire on various dates between February 2007 and June 2009. In addition, the warrants are callable at a closing bid price of $0.001 per underlying Common Share provided the Company's Common Stock trades at or above $2.00 per share based for twenty consecutive trading days within 30 days of the Company's written notice of the Company's intention to call this warrant. In the event this warrant has not been exercised by written notice within 30 days of such notice, this warrant will cease to exist.

         As of December 31, 2007, there are 23,122,135 shares of our common stock outstanding. This number of outstanding shares excludes: 5,438,698 shares of our common stock underlying warrants and 4,104,666 shares of common stock underlying stock options issued to our employees and consultants.

                     SUMMARY FINANCIAL AND STATISTICAL DATA

         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2007 and for the year ended December 31, 2007 are derived from our audited financial statements, included elsewhere in this Prospectus, by Jewett, Schwartz & Associates & Co., LLP independent public accountants. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESULTS OF OPERATIONS DATA

                                              For the Year Ended
                                        December 31,          December 31,
                                            2007                  2006
                                            ----                  ----
Net sales.....................           $  288,431           $  310,376
Cost of sales.................           $   77,246           $  134,499
Gross profit..................           $  211,185           $  175,877
Operating expenses............           $2,129,189           $1,014,156
Net loss......................          ($1,921,780)         ($  838,279)

Weighted average number of
   common shares outstanding:
   Basic & Diluted............           18,282,808           18,257,808

Net loss per common share:
   Basic & Diluted                           ($0.11)              ($0.05)

BALANCE SHEET DATA

                                                    December 31, 2007
                                                    -----------------

Working capital (deficit)..........................        ($ 191,322)
Total assets.......................................         $ 736,270
Total liabilities..................................         $ 829,608
Shareholders' equity...............................        ($  93,338)

                           FORWARD LOOKING STATEMENTS

         The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding our business. The risks included should not be assumed to be the only things that could affect future performance. Additional risks and uncertainties include the potential loss of contractual relationships, fluctuations in the volume of sales we make or transactions processed by our customers, as well as uncertainty about the ability to collect the appropriate amounts due to us.

                                  RISK FACTORS

OUR INDEPENDENT AUDITORS HAVE RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         Although we operated as a precision machine shop for a number of years, we have only recently completed the development of the Voraxial Separator, and we have not yet generated significant revenues from that product. As a result, we have limited operating history in our planned business upon which you may evaluate our business and prospects. The revenues and income potential of our business and the markets of our separation technology are unproven. Our business plan must be considered in light of risks, expenses, delays, problems, and difficulties frequently encountered by development stage companies.

         We have incurred operating losses since our inception, and we will continue to incur net losses until we can produce sufficient revenues to cover our costs. At December 31, 2007, we had an accumulated deficit of $8,637,316, including a net loss of $1,921,780 for the year ended December 31, 2007. Even if we achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

         Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include the rate of market acceptance of our products, competitive efforts, and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

         Our independent auditors have included in their audit report an explanatory paragraph that states that our continuing losses from operations raises substantial doubt about our ability to continue as a going concern.

WE HAVE BEEN LIMITED BY INSUFFICIENT CAPITAL, AND WE MAY CONTINUE TO BE SO LIMITED.

         In the past, we have lacked the required capital to market the Voraxial Separator. Our inability to raise the funding or to otherwise finance our capital needs could adversely affect our financial condition and our results of operations, and could prevent us from implementing our business plan.

         We may seek to raise capital through public and private equity offerings, debt financing or collaboration, and strategic alliances. Such financing may not be available when we need it or may not be available on terms that are favorable to us. If we raise additional capital through the sale of our equity securities, your ownership interest will be diluted and the terms of the financing may adversely affect your holdings or rights as a stockholder.

OUR BUSINESS MODEL IS UNPROVEN AND IF IT IS NOT SUCCESSFULLY IMPLEMENTED, OUR BUSINESS WILL FAIL.

         Our business model is currently unproven and in the early stages of development and we have not yet undertaken any substantial marketing activities. The technological, marketing, and other aspects of our business will require substantial resources and will undergo constant developmental change. Our ability to develop a successful business model will be dependent upon the relative success or failure of these respective aspects of our operations and how effectively they work in concert with one another. If we expend significant financial and management resources attempting to market the Voraxial Separator to a specific industry segment, and we subsequently are unsuccessful in generating sales from that segment, we may not have enough resources to market to other industry segments. There are no assurances that we will successfully develop our business model from the standpoint of successfully implementing an efficient and effective marketing plan.

IF OUR PRODUCTS DO NOT ACHIEVE AND MAINTAIN MARKET ACCEPTANCE, OUR BUSINESS WILL NOT BE SUCCESSFUL.

         Even though we believe our product is successfully developed, our success and growth will depend upon its acceptance by various potential users of our product. Acceptance will be a function of our product being more cost effective as compared to currently existing or future technologies. If our product does not achieve market acceptance, our business will not be successful. In addition, even if our product achieves market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our product or render our products obsolete.

IF WE DO NOT DEVELOP SALES AND MARKETING CAPABILITIES OR ARRANGEMENTS SUCCESSFULLY, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT SUCCESSFULLY.

         We have limited sales and marketing experience. We may market and sell our product through a direct sales force or through other arrangements with third parties, including co-promotion arrangements. Since we may market and sell any product we successfully develop through a direct sales force, we will need to hire and train qualified sales personnel.

OUR MARKET IS SUBJECT TO INTENSE COMPETITION. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR PRODUCT MAY BE RENDERED NON-COMPETITIVE OR OBSOLETE.

         We are engaged in a segment of the water filtration industry that is highly competitive and rapidly changing. Many large companies, academic institutions, governmental agencies, and other public and private research organizations are pursuing the development of technology that can be used for the same purposes as our product. We face, and expect to continue to face, intense and increasing competition, as new products enter the market and advanced technologies become available. We believe that a significant number of products are currently under development and will become available in the future that may address the water filtration segment of the market. If other products are successfully developed, it may be marketed before our product.

         Our competitors' products may be more effective, or more effectively marketed and sold, than any of our products. Many of our competitors have:

         o significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products; and

         o     more extensive experience in marketing water treatment products.

         Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product. Furthermore, the development of new technologies and products could render our product noncompetitive, obsolete, or uneconomical.

AS WE EVOLVE FROM A COMPANY PRIMARILY INVOLVED IN DESIGN AND DEVELOPMENT TO ONE ALSO INVOLVED IN COMMERCIALIZATION, WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH AND EXPANDING OUR OPERATIONS SUCCESSFULLY.

         We may experience a period of rapid and substantial growth that may place a strain on our administrative and operational infrastructure, and we anticipate that continued growth could have a similar impact. As our product continues to enter and advance in the market, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers, and other third parties.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR TECHNOLOGY, OR IF WE INFRINGE THE RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO DEFEND OUR MARKETS OR TO SELL OUR PRODUCT.

         Our success may depend in part on our ability to continue and expand our patent protection both in the United States and in other countries for our product. Due to evolving legal standards relating to the patentability, validity, and enforceability of patents covering our product and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for our product or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

         Our success may also depend in part on our ability to operate without infringing the proprietary rights of third parties. The manufacture, use, or sale of our product may infringe on the patent rights of others. Likewise, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

         o     the patentability of our inventions relating to our product;
               and/or

         o the enforceability, validity, or scope of protection offered by our patents relating to our product.

         Litigation may be necessary to enforce the patents we own and have applied for (if they are awarded), copyrights, or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement. This type of litigation could result in the expenditure of significant financial and managerial resources and could result in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition, and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL AND THE LOSS OF THE SERVICES OF ANY SUCH PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We are dependent upon the availability and the continued performance of the services of Alberto DiBella and John DiBella. The loss of the services of any such personnel could have a material adverse effect on us. In addition, the availability of skilled personnel is extremely important to our growth strategy and our failure to attract and retain such personnel could have a material, adverse effect on us. We do not currently maintain any key man life insurance covering these persons.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENTAL APPROVALS AND REGULATIONS AND ENVIRONMENTAL COMPLIANCE, WHICH MAY SUBJECT US TO INCREASING OPERATIONAL COSTS.

         Our operations are subject to extensive and frequently changing federal, state, and local laws and substantial regulation by government agencies, including the United States Environmental Protection Agency (EPA), the United States Occupational Safety and Health administration (OSHA) and the Federal Aviation Administration (FAA). Among other matters, these agencies regulate the operation, handling, transportation and disposal of hazardous materials used by us during the normal course of our operations, govern the health and safety of our employees and certain standards and licensing requirements for our aerospace components that we contract manufacture. We are subject to significant compliance burden from this extensive regulatory framework, which may substantially increase our operational costs.

         We believe that we have been and are in compliance with environmental requirements and believe that we have no liabilities under environmental requirements. Further, we have not spent any funds specifically on compliance with environmental laws. However, some risk of environmental liability is inherent in the nature of our business, and we might incur substantial costs to meet current or more stringent compliance, cleanup, or other obligations pursuant to environmental requirements in the future. This could result in a material adverse effect to our results of operations and financial condition.

OUR BUSINESS HAS A SUBSTANTIAL RISK OF PRODUCT LIABILITY CLAIMS. IF WE ARE UNABLE TO OBTAIN APPROPRIATE LEVELS OF INSURANCE, A PRODUCT LIABILITY CLAIM AGAINST US COULD AVERSELY AFFECT OUR BUSINESS.

         Our business exposes us to possible claims of personal injury, death, or property damage, which may result from the failure, or malfunction of any component or subassembly manufactured or assembled by us. While we have product liability insurance, any product liability claim made against us may have a material adverse effect on our business, financial condition, or results of operations in light of our poor financial condition, losses and limited revenues.

OUR SHARES OF COMMON STOCK HAVE TRADED ON A LIMITED BASIS AND YOU MAY FIND IT DIFFICULT TO DISPOSE OF YOUR SHARES OF OUR STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         Our shares of common stock are currently quoted on the OTC Bulletin Board. The trading in shares of our common stock has been limited and we anticipate the trading market in the foreseeable future will continue to be limited. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

OUR COMMON STOCK IS COVERED BY SEC "PENNY STOCK" RULES WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO SELL OR DISPOSE OF OUR COMMON STOCK, WHICH COULD CAUSE YOU TO LOSE ALL OR A PORTION OF YOUR INVESTMENT IN OUR COMPANY.

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock due to the additional shares in the market. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

THE EXERCISE OF THE WARRANTS AND OPTIONS COULD NEGATIVELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

         To the extent that holders of the options or warrants exercise such convertible securities and then sell the underlying shares of common stock in the open market, our common stock price may decrease due to the additional shares in the market.

                                 CAPITALIZATION

         The following tables set forth our capitalization as of December 31, 2007. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                               December 31, 2007
                               ------------------
Long-term debt...................................................................................      $     141,953
Current Liabilities .............................................................................            687,655
Shareholders' equity:
   Preferred Stock; 7,250,000 authorized;
     Shares authorized, 0 Shares issued and outstanding..........................................                  0
   Common stock; $0.001 par value; 42,750,000
     Shares authorized; 23,122,135 shares issued and outstanding.................................             23,121
   Additional paid-in capital....................................................................          8,520,857
   Accumulated deficit...........................................................................         (8,637,316)
                                                                                                       -------------
Total shareholders' equity.......................................................................      $     (93,338)
                                                                                                       =============
Total liabilities and shareholders equity........................................................      $     736,270
                                                                                                       =============

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is quoted on the NASDAQ Over-The-Counter Bulletin Board ("OTCBB") under the symbol EVTN. There is no assurance that an active trading market will develop which will provide liquidity for our existing shareholders or for persons who may acquire common stock through the exercise of warrants and options. On April 24, 2008, the closing price for our common stock was $0.43. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

BID QUOTATIONS

                  Quarter Ended                  High               Low
                  -------------                  ----               ---

                  March 31, 2006                 $0.70             $0.50
                  June 30, 2006                  $0.79             $0.48
                  September 30, 2006             $0.60             $0.46
                  December 31, 2006              $0.61             $0.46

                  March 31, 2007                 $0.69             $.045
                  June 30, 2007                  $0.84             $0.58
                  September 30, 2007             $0.94             $0.70

                  December 31, 2007              $0.72             $0.44
                  March 31, 2008                 $0.79             $0.39

HOLDERS

         As of December 31, 2007, there were over 775 holders of record of our common stock outstanding. Our transfer agent is Jersey Transfer & Trust Company, Inc., Post Office Box 36, Verona, New Jersey 07044.

         No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of common stock for future sale will have on the market price of the common stock prevailing from time-to-time. Sales of substantial amounts of common stock on the public market could adversely affect the prevailing market price of the common stock.

DIVIDENDS

         We have not paid a cash dividend on the common stock since our acquisition of FPA. The payment of dividends may be made at the discretion of our board of directors and will depend upon, among other things, our operations, our capital requirements and our overall financial condition. As of the date of this prospectus, we have no intention to declare dividends.

A SPECIAL NOTE ABOUT PENNY STOCK RULES

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders. However, we may receive up to $11,166,883.80 of proceeds from the options and warrants exercisable to acquire the shares of common stock we are registering under this prospectus. Any proceeds from the exercise of options and warrants will be used for working capital.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS

GENERAL

         Management's discussion and analysis contains various forward-looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.

         We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW

         The Company has developed and patented the Voraxial Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. We have had limited sales and have shipped units of the Voraxial Separator on a trial and rental basis to a number of different companies that include a wide range of industrial applications, including produced water applications for the oil industry (both offshore oil rigs and onland production facilities), liquid/liquid and liquid/solid applications for the food processing industry and the uranium industry. We have installed several Voraxial
Separators to date including units to the Alaska Department of Environmental Conservation, the US Navy and to a leading uranium producing company in Canada for oil/water separation. During 2006, we sold a Voraxial 4000 Separator to ConocoPhillips for produced water separation. The Company is presently marketing the developing Voraxial Separator as a potential solution for various applications and markets including oil-water separation and oil exploration and production.

RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2007 COMPARED TO YEAR ENDED DECEMBER 31, 2006

REVENUE

         We continued to focus our efforts and resources to the manufacturing, assembling, marketing and selling of the Voraxial(R) Separator. Revenues remained fairly constant for year ended December 31, 2007 as compared to December 31, 2006. Revenues for the year ended December 31, 2007 were $288,431 compared to $310,376 for the year ended December 31, 2006. Although we didn't see a significant change in revenues in 2007, we experienced more deployments, which management believes will contribute to an increase in 2008 revenues. Revenues in 2007 were a result of sale of the Voraxial Separator and auxiliary parts, lease orders and trials for customers interested in buying the Voraxial Separator. Management believes the interest for the Voraxial Separator for liquid/liquid, liquid/solid and liquid/liquid/solid separation is increasing in the oil exploration and production industry. We conducted more trials in 2007 than 2006 and believe deployments will increase by approximately 300% in 2008. We forecast that the increase in deployments will increase revenues. We believe that the relationships we are building will also lead to increase Voraxial deployments. We believe we have increased the exposure and awareness of the Voraxial Separator through our marketing programs and expect to increase revenues from the sale and lease of the Voraxial Separator in 2008.

COSTS AND EXPENSES

         Costs and expenses increased by 109% or $1,115,033 to $2,129,189 for the year ended December 31, 2007 as compared to $1,014,156 for the year ended December 31, 2006. The increase was primarily due to (i) non-cash expenses relating to the issuance of options to employees and consultants; (ii) consulting fees; and (iii) increased professional fees and a decrease in research and development during the year ended December 31, 2007. Research and development was primarily due to activities in the oil industry. We continue to focus our efforts on marketing of the Voraxial(R) Separator.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and Administrative expenses increased by 262% or $1,103,926 to $1,525,901 for the year ended December 31, 2007 from $421,975 for the year ended December 31, 2006. The increase was primarily due to (i) non-cash expenses of approximately $186,676 relating to the issuance of options and warrants to employees and consultants; (ii) non-cash expenses of $697,500 relating to the extension of previously issued options; (iii) consulting fees; and (iv) increased professional fees during the year ended December 31, 2007.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and Development expenses increased 2% or $11,107 to $603,288 for the year ended December 31, 2007 from $592,181 for the year ended December 31, 2006. The R&D conducted by the Company resulted with the Company upgrading the Voraxial Separator and filing additional patents. The upgraded Voraxial Separator now produces 300% more "g" forces, processes more liquids and utilizes less energy. An increase in "g" forces increases separation efficiency. These are significant upgrades as it allows the Voraxial to operate in more locations in the oil exploration & production sector. These upgrades are receiving a favorable response from the industry. The upgraded Voraxial 4000 Separator has already been shipped to a customer and been in operation for several months.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 2007, we had working capital deficit $191,322, cash of $201,066 and an accumulated deficit of $8,637,316. For the year ended December 31, 2007, we had a net loss from operations of $1,918,004, which included non-cash expenses of $884,176 relating to (i) the issuance of warrants and options to employees and consultants and (ii) extension of previously issued options and warrants. Operating at a loss for the year negatively impacted our cash position; however, funds received from the private placements completed during 2007 improved our working capital position.

         During the year ended December 31, 2007, we issued 1,030,000 shares of the Company's restricted common stock to five investors, including a Water Investment Fund at $0.60 per share for gross proceeds of $618,000.

         We believe that including our current cash resources and anticipated revenue to be generated by our Voraxial(R) Separators, we will have sufficient resources to continue business operations for the next twelve months. To the extent that these resources are not sufficient to sustain current operating activities, we may need to seek additional capital, or adjust our operating plan accordingly.

         To the extent such revenues and corresponding cash flows do not materialize, we will continue to require infusion of capital to sustain our operations. We cannot be assured that we will generate revenues or that the level of any future revenues will be self-sustaining. Furthermore, we cannot provide any assurances that required capital will be obtained or that terms of such required capital may be acceptable to us.

         The Company has funded working capital requirements and intends to fund current working capital requirements through third party financing, including the private placement of securities. However, the Company cannot provide any assurances that it will be able to obtain adequate financing. If the Company is unable to obtain adequate financing, it may reduce its operating activities until sufficient funding is secured or revenues are generated to support operating activities.

         We believe current funding will satisfy our working capital needs for the next 6 months, as our current monthly cash burn rate is approximately $70,000 per month. Historically the Company has funded working capital requirements under private offerings facilitated by its management and the Company intends to continue to fund current working capital requirements through such private placements of securities. However, the Company cannot provide any assurances that it will be able to obtain adequate financing. If the Company is unable to obtain adequate financing, it may reduce its operating activities until sufficient funding is secured or revenues are generated to support operating activities.

CONTINUING LOSSES

         We may be unable to continue as a going concern, given our limited operations and revenues and our significant losses to date. Consequently, our working capital may not be sufficient and our operating costs may exceed those experienced in our prior years. In light of these recent developments, we may be unable to continue as a going concern.

         The Company has experienced net losses, has a working capital deficit and sustained cash outflows from operating activities and had to raise capital to sustain operations. There is no assurance that the Company's developmental and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve significant revenues. If the Company is unable to successfully commercialize its Voraxial Separator, it is unlikely that the Company could continue its business. The Company will continue to require the infusion of capital until operations become profitable. During 2008, the Company anticipates seeking additional capital, increasing sales of the Voraxial Separator and continuing to restrict expenses. However, substantial doubt exists about the ability of the Company to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting changes and error corrections
----------------------------------------

         In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company had adopted SFAS 154 in the first quarter of fiscal year 2006 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

Fair value measurements
-----------------------

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2006 and was be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect that its adoption of SFAS 157 will have a material impact on its consolidated results of operations and financial condition.

Accounting for uncertainty in income taxes
------------------------------------------

         In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company adopted this in the first quarter of fiscal year 2007. The Company does not expect that its adoption of FIN 48 will have a material impact on its consolidated results of operations and financial condition.

Taxes collected from customer and remitted to governmental authorities
----------------------------------------------------------------------

         In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3 (EITF 06-3), "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)." EITF 06-3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company's consolidated financial statements.

Accounting for rental costs incurred during a construction period
-----------------------------------------------------------------

         In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), "Accounting for Rental Costs Incurred during a Construction Period" (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects." FAS 13-1 is effective for reporting periods beginning after

December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2006. The Company's adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

Effects of Prior Year Misstatements when Quantifying Misstatements in the
-------------------------------------------------------------------------
Current Year Financial Statements
---------------------------------

         In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company's balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and has been adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

FSP FAS 123(R)-5
----------------

         FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a) There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b) All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

Business Combinations
---------------------

         In December, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised
2007), "Business Combinations" (hereinafter "SFAS No. 141 (revised 2007)"). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS No. 141 (revised 2007) is broader than the scope of SFAS No. 141, which it replaces. The effective date of SFAS No. 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement has no immediate material effect on the Company's consolidated financial condition or results of operations.

Noncontrolling Interests in Consolidated Financial Statements - an amendment of
-------------------------------------------------------------------------------
ARB 51
------

         In December, 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (hereinafter "SFAS No. 160"). This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent's equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement had no immediate material effect on the Company's consolidated financial condition or results of operations.

         Management does not expect these statements to have a material impact on the consolidated financial statements.

                                    BUSINESS

OUR HISTORY

         Enviro Voraxial Technology, Inc. was incorporated in Idaho on October 19, 1964, under the name Idaho Silver, Inc. From our inception through 1994, we were engaged in acquiring mining claims and exploring for silver and lead in Idaho. In May of 1996, we entered into an agreement and plan of reorganization with a privately held Florida corporation, Florida Precision Aerospace, Inc. ("FPA"), and its shareholders. FPA was incorporated on February 26, 1993. We exchanged 10,000,000 newly issued post-split shares of our common stock, or approximately 97% of our shares then issued and outstanding for all of the issued and outstanding shares of FPA. As a result of this reorganization, the shareholders of FPA gained control of our company and FPA became our wholly owned subsidiary. Because FPA's management was more qualified to focus our business on that of FPA, our officers and directors resigned and were replaced by FPA's designees. At the close of the transaction, we changed our name to Enviro Voraxial Technology, Inc.

GENERAL

         We believe we are emerging as a potential leader in the rapidly growing environmental and industrial separation industries. The Company has developed and patented the Voraxial(R) Separator; a proprietary technology that efficiently separates large volumes of liquid/liquid, liquid/solids or liquid/liquid/solids with distinct specific gravities. Management believes its high separation quality is achieved in real-time, and in much greater volumes, with a more compact, cost efficient and energy efficient machine than any comparable product on the market today. The Voraxial(R) Separator operates in-line and is scaleable.

         The size and efficiency advantages provided by the Voraxial(R) Separator to the end-user have provided us with a variety of market opportunities. We have generated limited revenues to date partially because of insufficient funds to adequately market our product; however, we have received inquiries from parties in various industries, including oil exploration and production.

         We have had limited sales and have shipped units of the Voraxial(R) Separator on a trial and rental basis to a number of different companies that include a wide range of industrial applications, including produced water applications for the oil industry (both offshore oil rigs and onland production facilities), liquid/liquid and liquid/solid applications for the food processing industry and the uranium industry. We have installed several Voraxial(R) Separators to date including units to the Alaska Department of Environmental Conservation, the US Navy and to a leading uranium producing company in Canada for oil/water separation. During 2006, we sold a Voraxial(R) 4000 Separator to ConocoPhillips for produced water separation.

VORAXIAL(R) SEPARATOR

         The Voraxial(R) Separator is a continuous flow turbo machine that generates a strong centrifugal force, a vortex, capable of separating light and heavy liquids, such as oil and water, or any other combination of liquids and solids at extremely high flow rates. As the fluid passes through the machine, the Voraxial(R) Separator accomplishes this separation through the creation of a vortex. In liquid/liquid and liquid/solid mixtures, this vortex causes the heavier compounds to gravitate to the outside of the flow and the lighter elements to move to the center where an inner core is formed. The liquid stream processed by the machine is divided into separate streams of heavier and lighter liquids and solids. As a result of this process, separation is achieved.

         The Voraxial(R) Separator is a self-contained, non-clogging device that can be powered by an electric motor, diesel engine or by hydraulic power generation. Further, the Voraxial(R) Separator's scalability allows it to be utilized in a variety of industries and to process various amounts of liquid. The following are the various sizes and the corresponding capacity range:

PRODUCT AND CAPACITY RANGE

                            Model            Diameter         Capacity Range
                           Number              Size         Gallons Per Minute
                           ------           ----------      ------------------
                      Voraxial(R)1000         1 inch               3 - 5
                      Voraxial(R)2000         2 inches            25 - 80
                      Voraxial(R)4000         4 inches           250 - 600
                      Voraxial(R)8000         8 inches         2,000 - 6,000

         We currently maintain an inventory of various models of the Voraxial(R) Separator. During fiscal year 2006, we further tested, demonstrated and delivered on a trial and rental basis the Voraxial(R) Separator units to companies within various industries including energy production, wastewater, manufacturing and mining. During 2006 the Company provided Voraxial(R) Separators to several firms and is engaged in discussions to deliver additional Voraxial(R) Separators on an income-producing basis.

         Management believes that our Voraxial(R) Separator offers substantial applications on a cost-effective basis, including: oil exploration & production, oil remediation services, municipal wastewater treatment, bilge water purification, food processing waste treatment and numerous other industrial production and environmental remediation processes. We also believe that the quality of the water separated from the contaminant is good enough to recycle back into the process stream (back into the plant) or discharge to the environment. As clean water becomes less available to the ever-increasing world population, this technology may become more valuable.

VORAXIAL(R) SEPARATOR MARKET

         The need for effective and cost efficient wastewater treatment and separation technology is global in scale. Moreover, virtually every industry requires some type of separation process either during the manufacturing process, prior to treatment or discharge of wastewater into the environment, for general clean up, or emergency response capability. Separation processes, however, are largely unknown to the average consumer. These processes are deeply integrated in almost all industrial processes from oil to wastewater to manufacturing. Management believes that the Voraxial(R) technology has applications in most, if not all major separation industries. The unique characteristics of the Voraxial(R) allow it to be utilized either as a stand-alone unit or within an existing system to provide a more efficient and cost effective way to handle the separation needs of the customer.

         We believe that we are the only front-end solution for the separation industry that can offer increased productivity while reducing the physical space and energy required to operate the unit. These advantages translate into the potential for substantial operating cost efficiencies that may increase the profitability of the solution's end user.

         If environmental regulations, both domestically and internationally, become more stringent, companies may be required to more effectively treat their wastewater prior to discharge. We believe this offers a good opportunity for the Company as the Voraxial(R) Separator can be utilized in most separation applications to significantly increase the efficiency of the separation processes while simultaneously reduce the cost to the end-user.

         Management believes that the oil industry, and more specifically the produced water market within this industry, represents a good opportunity for significant sales growth for the Voraxial Separator. The produced water market is worldwide and the need for effective produced water (oil/water) separation is a major issue for both offshore and land-based oil production facilities. The ability to efficiently separate produced water waste streams (oil and water) has enormous economical and environmental consequences for the oil production industry. Produced water comprises over 98% of the total waste volume generated by the oil and gas industry, making it the largest volume waste stream associated with oil and gas production.

         Oil reservoirs frequently contain large volumes of water and as oil wells mature (the oil field becomes depleted), the amount of produced water increases. In the continental US, it is estimated that 7-10 barrels of water is produced for each barrel of recovered oil. According to the Argonne National Laboratory 2007 White Paper, "approximately 15 to 20 billion bbl (barrels; 1 bbl = 42 U.S. gallons) of produced water are generated each year in the United States. This is equivalent to a volume of 1.7 to 2.3 billion gallons per day." Worldwide, the total amount of produced water generated, excluding the United States, is approximately 50 billon barrels (approximately 6 billion gallons per day). Produced water volumes will continue to increase as oil wells mature.

         We believe that the necessity to process and efficiently separate high volumes of liquids coupled with the more stringent environmental regulations worldwide will continue to increase the demand for the Voraxial(R) Separator. The Voraxial(R) provides efficient separation while decreasing the amount of space, energy and weight to conduct the separation. In addition to oil separation, the Voraxial can also perform solid (sand and grit) extraction, which prevents production damage by increasing the life of the well.

INVENTORY

         Other than our Voraxial(R) Separators, we maintain no inventory of finished parts until we receive a customer order. We currently have various models of the Voraxial(R) Separator in inventory, which includes certain models located at third party facilities on a trial basis.

COMPETITION

         We are subject to competition from a number of companies who have greater experience, research abilities, engineering capability and financial resources than we have. Although we believe our Voraxial(R) Separator offers applications which accomplish better or similar results on a more cost-effective basis than existing products, other products have, in some instances, attained greater market and regulatory acceptance. These competitors include, but are not limited to Westfalia and AlfaLaval.

MARKETING

         We have presented the Voraxial(R) Separator at several prominent trade shows in the past fiscal year. In April 2007, the Company was a featured exhibitor at the Advanced Produced Water Handling & OSPAR Compliance 2007 Conference, which was held in Aberdeen, Scotland. In late May 2007, the Company was selected by Tuv Nel to be a guest speaker at Tuv Nel's Produced Water Workshop in Aberdeen, Scotland. The Workshop was attended by guests from government bodies, offshore operators, technology and equipment suppliers as well as consultancy and R&D organizations. As stated on Tuv Nel's website, the Workshop "provides an excellent platform for delegates to keep abreast of the latest technological and legislative developments." The Company also displayed its Voraxial Separator at the OTC tradeshow in Houston and the OE 2007 Tradeshow in Aberdeen, Scotland. Both tradeshows were well attended by oil E&P companies.

         The Company believes it has received a great response from potential clients and manufacturers representatives from the above-mentioned tradeshows and is still pursuing some of these opportunities. We anticipate presenting the Voraxial(R) Separator at additional tradeshows in 2008.

SOURCES AND AVAILABILITY OF RAW MATERIALS

         The Voraxial(R) Separator is currently manufactured and assembled at our Fort Lauderdale, Florida facilities.

         The materials needed to manufacture our Voraxial(R) Separator have been provided by Baldor Electric Co., Hughes Supply Inc. and SKF USA Inc., among other suppliers. We have no written agreements with suppliers. We do not anticipate any shortage of component parts.

INTELLECTUAL PROPERTY

         We currently hold several patents pertaining to the Voraxial(R) Separator and are continually working on developing other patents. The Company owns United States Patent #6,248,231, #5,904,840 and #5,084,189. The latest patent, Patent #6,248,231 was registered in 2001 for Apparatus with Voraxial(R) Separator and Analyzer. Patent #5,904,840 is for Apparatus for Accurate Centrifugal Separation of Miscible and Immiscible Media, which is for technology invented by our president and sole director, Alberto DiBella, and registered in 1999. The other is for the Method and Apparatus for Separating Fluids having Different Specific Gravities. This is for technology invented by Harvey Richter and registered in 1992 to Richter Systems, Inc. In 1996, we acquired assets, including this patent from Richter Systems, Inc. The method and apparatus for each of these is applied in our Voraxial(R) Separator. The Company has filed for additional patents pertaining to the Voraxial(R) Separator. These patents are still pending.

         In addition, on December 16, 2003, we received trademark protection for the word "Voraxial".

PRODUCT LIABILITY

         Our business exposes us to possible claims of personal injury, death or property damage, which may result from the failure, or malfunction of any component or subassembly manufactured or assembled by us. We have product liability insurance up to $1,000,000 per incident. However, any product liability claim made against us may have a material adverse effect on our business, financial condition or results of operations in light of our poor financial condition, losses and limited revenues.

         We obtained directors and officers, and general insurance coverage in 2004. We obtained product liability insurance in 2005.

RESEARCH AND DEVELOPMENT

         In our past two fiscal years, we have spent approximately $1,115,500 on product research and development. The Company has finalized the development of the Voraxial(R) Separator. Although we will continually work on advancing the technology and applications whereby the technology can be used, we do not anticipate devoting a significant portion of any future funds to this area of the business.

EMPLOYEES

         We have 6 employees. All of our employees work full-time. None of our employees are members of a union. We believe that our relationship with our employees is favorable. We intend to add additional employees in the upcoming year, including managers, sales representatives and engineers.

PROPERTIES

         During September 2007, the Company entered into a one (1) year lease for an office and manufacturing facility located at 821 NW 57th Place, Fort Lauderdale, FL 33309. The lease is approximately $6,100 per month. The Company has the option to renew the lease at the end of the term. We believe this facility is adequate to maintain our operations for the next 24 months.

                                   MANAGEMENT

Directors and executive officers

         The following sets forth the names and ages of our officers and directors. Our directors are elected annually by our shareholders, and the officers are appointed annually by our board of directors.

           Name                 Age        Position
           ----                 ---        --------
           Alberto DiBella      77         President and Director
           John A. DiBella      36         Executive Vice President and Director

         ALBERTO DIBELLA is a graduate of the Florence Technical Institute, Italy, where he obtained a degree in mechanical engineering in 1952. After immigrating to the United States in 1962, Mr. DiBella worked in New Jersey for a major tool manufacturer. From 1988 to 1993, he was the President of E.T.P., Inc, a machining business, where he was responsible for day-to-day operations of the company. In 1993, he relocated to Florida and founded FPA, our wholly owned subsidiary. Since our inception he has worked in the day-to-day operations of FPA. He has been our president and chairman since June 1996 and president and chairman of our subsidiary, FPA, since its organization in February 1993.

         JOHN A. DIBELLA has served as an employee of our Company since January 2002. In August 2006 the Company expanded its board of directors to two members. John DiBella was appointed by the board to fill the vacancy created by the additional board seat. From 2000 through January 2002 Mr. DiBella provided consulting services to our Company. Mr. DiBella currently serves as the Company's Vice President of Business Development. Mr. DiBella co-founded and served as President of PBCM, a financial management company located in New Jersey from 1997 to 1999. While at PBCM, Mr. DiBella was involved in various consulting services regarding the development of publicly traded companies, including establishing a management team, negotiating partnerships, licensing agreements and investigating merger and acquisition opportunities. Prior to co-founding PBCM, Mr. DiBella served as a Securities Analyst in the Equities and Derivatives Department for Donaldson, Lufkin and Jenrette, a NYSE member firm. Mr. DiBella holds a Bachelor of Science Degree in Finance and Economics from Rutgers University. Mr. DiBella is the nephew of Alberto DiBella.

COMMITTEES

         To date, we have not established an audit committee. Due to our financial position, we have been unable to attract qualified independent directors to serve on our board. Our board of directors, solely consisting of Alberto DiBella and John DiBella, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. None of the directors are considered a "financial expert."

         Because the board of directors consists of only two members, the board has not delegated any of its functions to committees. The entire board of directors acts as our audit committee as permitted under Section 3(a)(58)(B) of the Exchange Act. We do not have any independent directors who would qualify as an audit committee financial expert. We believe that it has been, and may continue to be, impractical to recruit such a director unless and until we are significantly larger.

ADVISORY COMMITTEE

         We have established an Advisory Committee. The purpose of the Advisory Committee is to provide business advice and recommendations to management of the Company. The Advisory Committee consists of J. John Combs, Barry Gafner, Kevin Mulshine and Henry Schlesinger. These individuals serve for a 2-year term.

         On February 18, 2004, we issued options to purchase an aggregate of 30,000 shares of our common stock exercisable at $0.71 per share to three of the individuals as consideration for joining our advisory committee. The options are exercisable until February 18, 2009.

INDEMNIFICATION

         The Idaho Statutes permit the indemnification of directors, employees, officers and agents of Idaho corporations. Our Articles of Incorporation and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Idaho Statutes.

         The provisions of the Idaho Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Idaho. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Idaho securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

EXECUTIVE COMPENSATION

           The table below sets forth compensation for the past two years awarded to, earned by or paid to our chief executive officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 2007.


                                        Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------
                                                                                         Change in
                                                                                          Pension
                                                                                         Value and
                                                                            Non-Equity  Nonqualified
                                                                             Incentive    Deferred
                                                        Stock     Option       Plan     Compensation   All Other
Name and Principal                  Salary     Bonus   Awards     Awards   Compensation   Earnings    Compensation   Total
Position                  Year       ($)        ($)      ($)       ($)          ($)          ($)          ($)         ($)
------------------------------------------------------------------------------------------------------------------------------
Alberto DiBella,          2007   $250,000(1)     --      --    $30,000(7)       --           --           --        $280,000
 CEO and Principal        2006   $175,000(2)     --      --        --           --           --           --        $175,000
 Financial Officer        2005   $165,000(3)     --      --        --           --           --           --        $165,000
------------------------------------------------------------------------------------------------------------------------------
John A. DiBella,          2007   $250,000(4)     --      --    $30,000(7)       --           --           --        $280,000
 Executive Vice           2006   $175,000(5)     --      --        --           --           --           --        $175,000
 President                2005   $150,000(6)     --      --        --           --           --           --        $165,000
------------------------------------------------------------------------------------------------------------------------------

(1)          $130,000 was deferred in 2007.
(2) $74,785 was paid out during the year ended December 31, 2006 and $28,000 was paid out during the year ended December 31, 2007. Unpaid balance was included in accrued expenses as of December 31, 2007.
(3)          $43,000 was paid out during the year ended December 31, 2005.
             Remaining balance was paid out during the year ended December 31, 2007 through the issuance of options (see footnote 7).
(4)          $181,000 was deferred in 2007.
(5) $129,000 was deferred in 2006. $50,000 was paid out during the year ended December 31, 2007 through the issuance of options (see footnote 7). The unpaid balance has been included in accrued expenses as of December 31, 2007.
(6) $145,000 was deferred as of December 31, 2005 and was paid during the year ended December 31, 2007 through the issuance of options (see footnote 7).
(7) Options to purchase 1,000,000 shares of common stock exercisable at $0.40 pr share. The Company calculated the fair value of the options at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. This results in a fair value of approximately $180,000, of which $150,000 was previously recorded as compensation expense. The remaining $30,000 has been recorded as compensation expense for the year ended December 31, 2007.


                         2007 Outstanding Equity Awards At Fiscal Year-End Table

----------------------------------------------------------------------------------------------------------------------
                                       Option Awards                                    Stock Awards
----------------------------------------------------------------------------------------------------------------------
                                                                                                             Equity
                                                                                                             Incentive
                                                                                                  Equity     Plan
                                                                                                  Incentive  Awards:
                                                                                                  Plan       Market
                                                                                                  Awards:    or
                                            Equity                                                Number     Payout
                                            Incentive                                             of         Value of
                                            Plan                            Number     Market     Unearned   Unearned
                  Number of   Number of     Awards:                         of         Value of   Shares,    Shares,
                  Securities  Securities    Number of                       Shares     Shares     Units or   Units or
                  Underlying  Underlying    Securities                      or Units   or Units   Other      Other
                  Unexercised Unexercised   Underlying                      of Stock   of Stock   rights     rights
                  Options     Options       Unexercised  Option             That       That       That       That
                     (#)          (#)       Unearned     Exercise  Option   Have Not   Have Not   Have Not   Have Not
------------------------------------------- Options      Price   Expiration Vested     Vested     Vested     Vested
      Name        Exercisable Unexercisable   (#)         ($)      Date       (#)        ($)        (#)        ($)
----------------------------------------------------------------------------------------------------------------------
Alberto DiBella      110,000      --           --       $0.60      2009          --         --         --         --
                     110,000      --           --       $1.00      2009          --         --         --         --
                   1,000,000      --           --       $0.40      2012          --         --         --         --
----------------------------------------------------------------------------------------------------------------------
John DiBella       2,000,000      --           --       $0.15      2012          --         --         --         --
                     516,666      --           --       $0.60      2009          --         --         --         --
                     516,666      --           --       $1.00      2009          --         --         --         --
                   1,000,000      --           --       $0.40      2012          --         --         --         --
----------------------------------------------------------------------------------------------------------------------

2006 Option and Stock Grants

         None.

EMPLOYMENT AGREEMENTS

         Neither of our executive officers has a written employment agreement with the Company. However the Company intends to enter into an employment agreement with John A. DiBella. We currently pay the CEO and Executive Vice President approximately $250,000 per annum.

DIRECTOR COMPENSATION

         Directors are not compensated by our Company.

                              CERTAIN TRANSACTIONS

         None

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 15, 2008, there were 23,122,135 shares of our common stock outstanding. The table below sets forth information with respect to the beneficial ownership of our securities as of March 15, 2008 by:

         1) each person known by us to be the beneficial owner of five percent or more of our outstanding securities, and

         2) executive officers and directors, individually and as a group.

         Unless otherwise indicated, we believe that the beneficial owner has sole voting and investment power over such shares.

Name and Address of                      Number of Shares       Percentage of
   Beneficial Owner                     Beneficially Owned       Ownership
   ----------------                     ------------------       ---------

Alberto DiBella                             4,266,666(1)            17.5%
3500 Bayview Drive
Fort Lauderdale, FL  33308

John A. DiBella                             5,033,333(2)            18.5%
821 N.W. 57th Place
Fort Lauderdale, FL  33309

Robert Weinberg                             2,000,000(3)             8.7%
11338 Clover Leaf Circle
Boca Raton, FL 33428

Peter Chiappetta                            3,000,000(3)            13.0%
2299 NW 62nd Drive
Boca Raton, FL 33487

All officers and directors                  9,299,999               32.8%
as a group (2 persons)

(1) Alberto DiBella's beneficial share ownership includes 10,000 shares of common stock owned by his wife. Also includes 110,000 shares of common stock underlying options exercisable at $0.60 per share and 110,000 shares of common stock underlying options exercisable at $1.00 per share. Also includes 1,000,000 shares underlying options exercisdable at $0.40 per share.

(2) Includes 2,000,000 shares of common stock underlying options exercisable at $0.15 per share, 516,666 shares of common stock underlying options exercisable at $0.60 per share and 516,666 shares of common stock underlying options exercisable at $1.00 per share. Also includes 1,000,000 shares underlying options exercisdable at $0.40 per share. Excludes shares, which Mr. DiBella holds voting control, but does not hold any power to dispose of such shares. See footnote 3.

(3) Voting rights of said shares were granted to John A. DiBella until such time the percentage ownership is less than 3% of the Company.

                            DESCRIPTION OF SECURITIES

         As of the date of this prospectus, we had authorized 42,750,000 shares of par value $0.001 common stock, with 23,538,801 shares issued and outstanding. Additionally, we have authorized 7,250,000 shares of preferred stock, with no shares issued and outstanding.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of the date of this Prospectus we have no outstanding shares of preferred stock.

WARRANTS

         As of the date of this prospectus, we had outstanding warrants to purchase 5,589,637 shares of our common stock exercisable at prices ranging from $0.75 to $9.00 per share:

         As of the date of this prospectus we had outstanding options to purchase 6,335,666 shares of our common stock exercisable at the following prices:

         The warrants and options expire on various dates from late 2008 to January, 2012. The warrants may be called or repurchased at $0.001 per underlying share of common stock provided the closing bid price for the Company's Common Stock is at or above $2.00 per share for twenty consecutive trading days within 30 days of the Company's written notice of the Company's intention to call this warrant. In the event this warrant has not been exercised by written notice within 30 days of such notice, the warrant will cease to exist.

TRANSFER AGENT

         The Transfer Agent for our shares of common stock is Jersey Transfer & Trust, Inc., 201 Bloomfield Ave., Verona, NJ 07044. The telephone number for Jersey Transfer & Trust, Inc is (973) 239-2712.

                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of 9,543,363 shares of our common stock underlying certain warrants and options held by various parties listed below. We will not receive any proceeds from the sale our common stock by the selling shareholders. However, we may receive up to $11,166,883.80 of proceeds from the options and warrants exercisable to acquire the shares of common stock we are registering under this prospectus. Any proceeds from the exercise of options and warrants will be used for working capital. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this prospectus. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own. Unless otherwise noted below, the address for the selling shareholder is 821 N.W. 57th Place, Fort Lauderdale, Florida 33309.


                                                 Common Shares            Common Shares        Common Shares
                                                  Owned Prior                Offered            Owned After
                                                  to Offering            in the Offering       the Offering
Name of Shareholder                         Number       Percentage          Number         Number     Percentage
-------------------                         ------       ----------          ------         ------     ----------
John M. and Gail S. Antonakos, JTWROS        20,000          *              20,000(1)             0        *
1079 Route 523
Flemington, NJ 08822

Glen B. Bagnall                               6,000          *               6,000(1)             0        0
24111 Meridian Rd #117
Grosse, Lle MI 48138

Paul Bendigo                                  4,000          *               4,000(1)             0        0
250 Dickinson Drive
Reading, PA 19605

Thomas W. Bilowus                             2,000          *               2,000(1)             0        0
4553 Lake Ave
Blasdell, NY 14219-1303

Ruth Butler                                 124,000          *              16,000(1)       108,000        *
207 Sharon Pkwy
Lackawanna, NY 14218

Agatino Cintorrino                           72,600          *              38,400(1)(4)     34,200        *
37 W. Main Street
Somerville, NJ 08876

Kenneth G. Conrad                            66,334          *              38,667(1)(4)     27,667        *
2935 Rising Sun Road
Slatington, PA 18080

James Dahme                                  39,334          *              22,667(1)(4)     16,667        *
1237 Yellow Springs Road
Chester Springs, PA 19425

Joseph Di Bella                              70,000          *              35,000(1)(4)     35,000        *
10 Sandy Hill Rd.
Westfield, NJ 07090

Rita DiPalo                                  18,100          *               8,933(1)(4)      9,167        *
1008 Featherbed Lane
Edison, NJ 08820

Paul J. and Linda A. Fischl                   2,000          *               2,000                0        *
760 Point Phillips Road
Bath, PA 18014

Donald Hughes                                 4,000          *               4,000                0        *
2101 Springhouse Road
Broomal, PA 19008

Hal P. Johnson                                6,000          *               6,000                0        *
P.O. Box 2557
West Lawn, PA 19609

Ralph Liloia                                  2,000          *               2,000                0        *
11 Liverpool Ct.
Toms River, NJ 08753

Paul J. Mueller                               6,000          *               6,000                0        *
3045 Van Alstyne
Wyandotte, MI 48192

Joseph E. Mueller                             8,000          *               8,000                0        0
28437 Balmoral
Garden City, MI 48135

Linda Rammage                                10,000          *              10,000                0        0
8112 W Six Mile Rd
Northville, MI 48167

John L. Rowe                                 57,334          *              28,667(1)(4)     22,667        *
356 Magnolia Road
Warminster, PA 18974

Paul J. and Marie Sharga, JTWROS             30,000          *              20,000           10,000        *
1515 Newport Avenue
Northampton, PA 18067

Edward G. Brown and
Janet M. Nickerson                            2,000          *               2,000                0        *
RR 2 Box 2440
Leeds, ME 04263

Arnold J. Solof                               8,000          *               8,000                0        *
1816 Redwood Drive
Vineland, NJ 08361-6750

Jeffrey P. Szackas                            2,000          *               2,000                0        *
23G Greentop Road
Sellersville, PA 18960

Susan V Timmreck                              4,000          *               4,000                0        *
901 Cedar Street
Millville, NJ 08332

Michael & Antoinetta Ulisse                  17,700          *               8,533(1)(2)      9,167        *
17 Lynwood Road
Edison, NJ 08820

Ellen Van Embden                              2,000          *               2,000                0        0
3312 Sherwood Road
Easton, PA 18045

Nathan Van Embden                             4,000          *               4,000                0        0
787 Hogbin Road, P.O. Box 1641
Millville, NJ 08332

Karen Van Embden                              4,000          *               4,000                0        0
807 South Fountain
Wichita, KS 67218

Paul Van Embden                               2,000          *               2,000                0        0
1007 Cedar
Millville, NJ 08332

Laura Van Embden                              4,000          *               4,000                0        *
1007 Cedar Street
Millville, NJ 08332

Julie Van Embden                              4,000          *               4,000                0        *
4132 Garfield Avenue
Pennsauken, NJ 08109

Phillip S. Van Embden                         6,000          *               6,000                0        *
P.O. Box 863
Millville, NJ 08332

Richard Williams                              2,000          *               2,000                0        *
998 Newichawnoe Lane
Bath, PA 18014

Roland W. and Dianne S. Woodall               4,000          *               4,000                0        *
R.D. #3 Box 609C
Charleroi, PA 15022

William Lanzana                              30,000          *              20,000           10,000        *
577 Chestnut Ridge Road
Woodcliff Lake, NJ 07675

Kevin Johnson                               300,000                        200,000(2)       100,000        *
7106 Matthews Rd.
Durham, NC 27712

Joan Rich Baer, Inc. (14)
   Pension Plan & Trust                     330,000          *             140,000(3)(4)          0        *
199 Concord Drive
Madison, CT 06443

RBG Residuary Trust (15)                    950,000          3.2%          600,000(3)(4)    350,000        *
8 North Rohallion Drive
Rumson, NJ 07760

Richard Goodwyn                             150,000          *             100,000           50,000        *
8 North Rohallion Drive
Rumson, NJ 07760

The Whittier Trust Company (16)             249,999          *             166,666           83,333        *
   of Nevada, Inc.
Trustee of the Haldan
   Grandchildren's Trust
fbo Seth H. Casden
100 West Liberty Street, Suite 890
Reno, NV 89501

The Whittier Trust Company (17)
   of Nevada, Inc.
   Trustee of the Haldan
   Grandchildren's Trust
   fbo Graham S. Casden                     333,333          *             208,333(3)(4)    125,000        *
100 West Liberty Street, Suite 890
Reno, NV 89501

Harrichand Persaud                          333,332          *             166,666(4)       166,000        *
264 Airmont Ave.
Mahwah, NJ 07430

Barbara J. Drew TTEE for the
   Barbara J. Drew Revocable
   Living Trust  (22)                       166,666          *              83,333(4)        83,333        *
302 Carl Lane
Capitola, CA 95010

Robert Agriogianis                           41,666          *              41,666(4)             0        *
16 Harvale Drive
Florham Park, NJ 07932

Michael H. Lambert                           16,667          *              16,667(4)             0        *
2020 Pintail Drive
Longmont, CO 80504

Richard Zimmer                               41,667          *              41,667(4)             0        *
136 Locktown-Flemington Road
Flemington, NJ 08822

Dominic Spinosa                              83,332          *              83,332(4)             0        *
1766 Roland Ave.
Wantagh, NY 11793-2856

Peter Maciak                                250,000          *             125,000(4)       125,000        *
125 Krager Road
Binghamton, NY 13904

Keys Family Trust (18)                      100,000          *              50,000(4)        50,000        *
1024 Glorietta
Coronado, CA 92118

William Dorfman                              83,334          *              41,667(4)        41,667        *
Century Park East- Suite 1601
LA, CA 90067

Barry Gafner                                180,000          *              95,000(4)(13)    85,000        *
4560 St. Vrain Road
Longmont, CO, 80503

Donald Cameron Rodee                        333,332          *             166,666(4)       166,666        *
1510 Wilshire Road
Fallbrook, CA 92028

Kevin Mulshine                               80,000 (3)(14)  *              45,000(4)(13)    35,000        *
4097 St. Lucia Street
Boulder, CO 80301

Mustafa Chike-Obi                            83,334          *              41,667(4)        41,667        *
175 Brooklake Road
Florham Park, NJ 07932

James P. Kearney                             83,334          *              41,667(4)        41,667        *
59 Union Hill Road
Madison, NJ 07940

Paul J. Sharga                               16,667          *              16,667(4)             0        *
1515 Newport Ave.
Northampton, PA 18067

John W. & Barbara B. Hemmer                  41,667          *              16,667(4)        25,000        *
88 Meadow Road
Briarcliff Manor, NY 10510

Frank J. DeMicco                            200,000 (5)      *             200,000(5)             0        *
1000 Williams Island Blvd. Ste 3102
Aventura, FL 33160

Kim J. Gloystein                             33,333          *              33,333(6)             0        0
7430 S Indian Lake Drive
Vicksburg, MI 49097

Richard T. Huebner IRA                       80,000          *              80,000(6)             0        0
16318 E. Berry Ave.
Centennial, CO 80015

Steven M. Bathgate IRA                      665,071          2.2%          366,667(6)       298,404        *
6376 E. Tufts Ave.
Englewood, CO 80111

Michael J. Beaudoin                          40,000          *              20,000(6)        20,000        *
2915 Miwall Ct.
Castlerock, CO 80109

David W. Beaudoin                            40,000          *              20,000(6)        20,000        *
21544 Tullman Drive
Parker, CO 80111

John R. Cohagen                              66,666          *              33,333(6)        33,333        *
3939 95th St.
Boulder, CO 80301

John David Kucera IRA                        26,666          *              13,333(6)        13,333        *
6178 S. Alton Way
Greenwood Village, CO 80111

Pamela M. Kelsall IRA                        33,334          *              16,667(6)        16,667        *
6117 E. Princeton Ave.
Englewood, CO 80111

Douglas H. Kelsall IRA                       66,666          *              33,333(6)        33,333        *
6117 E. Princeton Ave.
Englewood, CO 80111

Eugene C. McColley  IRA                      50,000          *              50,000(6)             0        0
3900 Garden Ave.
Greenwood Village, CO 80121

Greg Fulton IRA                              33,334          *              16,667(6)        16,667        *
5520 South Newport Street
Greenwood Village, CO 81111

Ann Fulton IRA                               33,334          *              16,667(6)        16,667        *
5520 South Newport Street
Greenwood Village, CO 81111

Sandra Garnet C/F Colin Garnett              66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra Garnet C/F Aaron Garnett              66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra Garnett C/F Benjamin Garnett          66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Lee E. Schlessman                           266,666          *             133,333(6)       133,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Rodney Garnett, Lee Schlessman POA           66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Sandra L. Garnett,
   Lee E. Schlessman POA                     66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Gary L. Schlessman
   C/F Margaret Schlessman                   33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Gary Schlessman
   C/F Jennifer Schlessman                   33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett C/F Eric Bennett           33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett,
   Lee Schlessman POACO                      66,666          *              33,333(6)        33,333        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

Cheryl S. Bennett
   C/F Lauren M. Bennett                     33,334          *              16,667(6)        16,667        *
1301 Pennsylvania Street, Suite 800
Denver, CO 80203

George Johnson IRA                           40,000          *              40,000(6)             0        0
6 Churchill Dr.
Englewood, CO 80113

Kent J. Lund                                 17,000          *              17,000(6)             0        0
203 S Pontiac St.
Denver, CO 80230

George Irwin Lind III IRA                    66,667          *              66,667(6)             0        0
#2 Drive Lane
Littleton, CO 80123

Steven D. Plissey IRA                        34,000          *              17,000(6)        17,000        *
2225 Witter Gulch
Evergreen, CO 80439

Frederic Duboc IRA                          200,000          *             100,000(6)       100,000        *
5500 Pemberton Drive
Greenwood Village, CO 80121

Keysten Investments Ltd. (19)               333,333          *             333,333(6)             0        0
Suite 5050, Commerce Court West 199 Bay Street
Toronto, ON 5ML-1E2

James Edgar McDonald Revocable
   Living Trust Dated 6/30/95 (20)           60,000          *              30,000(6)        30,000        *
6044 E Briarwood Dr
Centennial, CO 80112

Virginia Stevens McDonald Revocable
   Living Trust Dated 6/30/95 (21)           30,000          *              30,000(6)             0        0
6044 E Briarwood Dr.
Centennial, CO 80112

Robert H. Aukerman                           30,000          *              20,000(6)        10,000        *
6077 S. Cathay Ct.
Aurora, CO 80016

Thomas D. Wolf                               40,000          *              20,000(6)        20,000        0
5751 E Nassau Place
Englewood, CO 80111

Christopher J. Koenigs/
   Jeanne F. Collopy JTWRDS                  34,000          *              17,000(6)        17,000        *
2433 E 7th Ave
Denver, CO 80206

Roger Conan                                 120,000          *              60,000(6)        60,000        *
14 Oaklay Rd
Dublin 6, Ireland

Richard Vernon Wilsey                        68,000          *              34,000(6)        34,000        *
P.O. Box 432
Morrison, CO 80465

David L. Gertz                               68,000          *              34,000(6)        34,000        *
7120 E Orchard Rd, Suite 300
Centennial, CO 80111

Vicki D.E. Barone IRA                        16,000          *              16,000(6)             0        0
7854  S Harrison Cir.
Littleton, CO 80122

Bathgate Capital Partners (22)              530,500          *             530,500(7)             0        0
5350 South Roslyn St., Ste 400
Greenwood Village, CO 80111

John A. DiBella                           4,033,333         17.9%       3,066,666(9)(12)    966,667        3.3%
821 NW 57th Place
Fort Lauderdale, FL 33309

Daniel Samela                                45,000          *              45,000(8)             0        0
4072 Oxbow Dr.
Coconut Creek, FL, 33073

Laura DiBella                               200,000          *             200,000(10)            0        0
3500 Bayview Dr.
Ft. Lauderdale, FL 33301

Dan Leon                                     10,000          *              10,000(11)            0        0
4940 NW 85 Ave
Lauderhill, FL 33351

Alberto DiBella                           3,266,666         11%           220,000(12)     3,046,666       10%
3500 Bayview Dr.
Ft. Lauderdale, FL 33301

J. John Combs                               483,000          *             483,000(12)            0        0
6494 Nelson Rd
Longmont CO 80503

Henry Schlesinger                            10,000          *              10,000(13)            0        0
18802 Pheasant Lane
Tomball, TX 77377

                                                                  Total: 9,543,363

* Denotes ownership of less than 1%. Percentage ownership assumes complete sale of securities into the open market after exercise of warrants or options. Some investors have invested on more than 1 occasion. Their total ownership is shown only once in Column A.

(1) Includes warrants issued through a private placement conducted in February 2000. In the first half of 2000, we raised $364,800 through the private placement of our securities. We sold 1,216 units to 34 accredited investors. Each unit was comprised of one hundred shares of restricted common stock and 200 warrants, one hundred exercisable at $6.00 and one hundred exercisable at $9.00. A total of 243,200 warrants were issued in this Offering, which includes 121,600 warrants exercisable at $6.00 and 121,600 warrants exercisable at $9.00. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(2) Includes warrants issued through a private offering in April 2001. In April 2001, we raised $100,000 through the private placement of our securities. We sold 1,000 units containing share of our common stock and warrants to one accredited investor. Each unit was comprised of 100 shares of restricted common stock and 200 common stock purchase warrants, of which 100 warrants are exercisable at $3.00 per share and 100 warrants are exercisable at $4.00 per share. A total of 200,000 warrants were issued in this Offering, which includes 100,000 warrants exercisable at $3.00 and 100,000 warrants exercisable at $4.00. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(3) Includes warrants issued through a private placement in fiscal year 2002. During the year ended December 31, 2002, we sold 5.17 units of securities at $60,000 per unit in a private placement to 5 investors. Each unit consisted of 100,000 shares of common stock, 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 per share and 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants issued at $1 per share are callable at par value provided the stock trades above $1.50 per share for 20 consecutive trading days. The warrants issued at $1.25 per share are callable at par value provided the stock trades above $2 per share for 20 consecutive trading days. Net proceeds received by our Company aggregated $286,000. The warrants are exercisable from the date of issuance through December 2007. A total of 1,033,332 warrants were issued in this Offering, which includes 516,666 warrants exercisable at $1.00 and 516,666 warrants exercisable at $1.25. The issuances were exempt from registration under
         Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(4) Includes warrants issued through a private placement, which commenced in 2003 and was closed in January 2004. Under the private placement we sold an aggregate of 8.08 units of securities to 30 investors for proceeds of $808,000. Each unit consisted of 166,666 shares of restricted common stock at $0.60 per share and 166,666 warrants to purchase 166,666 shares of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The investors received information concerning our company and had the opportunity to ask questions to the viability of our company. A total of 1,346,665 warrants were issued in this Offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(5) Effective January 1, 2003, we issued warrants to purchase 300,000 shares of our common stock exercisable at $1.00 per share to Frank DeMicco pursuant to Mr. DeMicco's five-year employment contract with our company. Warrants to purchase 100,000 shares vested during year ended December 31, 2003 and the remaining warrants vest periodically over the term of the agreement. The balance 150,000 warrants were cancelled due to the mutual termination of DeMicco's employment contract. In January 2005, the Company entered into a one-year consulting agreement with Mr. DeMicco for engineering design, marketing and sales of Company products and services. Pursuant to this agreement, the Company granted 50,000 options to Mr. DeMicco exercisable at $1.00 per share. These options vest equally in 12 traunches over a period of one year commencing in January, 2005 and expire in January 2008. The options and warrants issued to Mr. DeMicco were exempt from registration under Section 4(2) of the Securities Act. The options and warrants contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. Mr. DeMicco received information concerning our company and had the opportunity to ask questions about the viability of our company.

(6) Includes warrants issued through a private placement in fiscal year 2004. From May 2004 through August 2004, the Company sold an aggregate of 1,935,000 units of securities to 38 accredited investors for gross proceeds of $1,451,250 under the private placement (Schedule D). The Company paid Bathgate Capital Partners, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. A total of 1,935,000 warrants were issued in this offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

(7) Includes the number of warrants issued to Bathgate Capital Partners as commissions for the private placement discussed above. The Company has paid Bathgate Capital Partners, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Section 4(2) of the Securities Act. Bathgate Capital Partners was deemed accredited. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption. A total of 530,000 warrants were issued to Bathgate Capital Partners, which includes 265,250 warrants exercisable at $0.75 and 265,250 warrants exercisable at $1.00.

(8) During November 2001 we issued options to purchase 45,000 shares of our common stock exercisable at $0.30 per share to an individual pursuant to an employment agreement with our company. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(9) On January 17, 2002, we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $0.15 per share. The market price at the date of the grant was $0.12 per share. These options were issued pursuant to an employment agreement. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(10) During year ended December 31, 2002, we issued stock options to purchase 200,000 shares of common stock to an additional employee of our Company. These options have an exercise price of $0.77 per share. The options vest periodically over the term of the agreement. The options issued to the employee were exempt from registration under
         Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(11) During January of 2003 we issued options to purchase 10,000 shares of our common stock exercisable at $1.00 per share to an employee pursuant to a two-year employment agreement with our company. The options vest periodically over the term of the agreement, of which options to purchase 5,000 shares vested during year ended December 31, 2003. The options issued to the employee were exempt from registration under
         Section 4(2) of the Securities Act. The options contain the appropriate restrictive legend restricting their transferability absent registration or applicable exemption. The employee received information concerning our company and had the opportunity to ask questions about the viability of our company.

(12) During the 2004 fiscal year, we issued options to purchase an aggregate of 1,394,666 shares of our common stock to our chief executive officer, an employee and a consultant in consideration for such individuals converting accrued salaries and consulting fees in the aggregate amount of $370,000 to equity in our Company. Options to purchase 697,333 shares of our common stock are exercisable at $0.60 and options to purchase 697,333 shares of our common stock are exercisable at $1.00. The options are exercisable for a period of five years commencing January 15, 2004. Options to purchase 220,000 shares of our common stock were issued to Alberto DiBella. Options to purchase 1,066,666 shares of our common stock were issued to John A. DiBella. Options to purchase 108,000 shares of our common stock were issued to John Combs. The issuance of the options to our employees was exempt from registration under Section 4(2) of the Securities Act. The employees had access to information concerning our Company and had the opportunity to ask questions concerning the viability of our Company. The options issued to our employees contain legends restricting their transferability absent registration or applicable exemption.

(13) On February 18, 2004, we issued options to purchase an aggregate of 30,000 shares of our common stock exercisable at $0.71 per share to three individuals as consideration for joining our advisory committee. The options are exercisable until February 18, 2009. The options were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The advisors received information concerning our Company and had the opportunity to ask questions concerning the viability of our Company. The options contain legends restricting their transferability absent registration or applicable exemption.

(14)     Dispostive control held by Joan Rich Baer, 199 Concord Dr., Madison CT
         06443.
(15) Dispostive control held by Richard Goodwyn, 8 North Rahallion Dr., Rumson, NJ 07760.

(16)     Dispostive control held by Robert Levy, 100 West Liberty St., Reno,
         NV 85901.
(17)     Dispostive control held by Robert Levy, 100 West Liberty St., Reno,
         NV 85901.
(18)     Dispostive control held by Richard Keyes, 1024 Glorietta, Coronado,
         CA 92118.
(19) Dispostive control held by Bryce Carter, Suite 5050 Commerce Court West 199 Bay Street, Toronto, ON 5ML-1E2.
(20) Dispostive control held by James Edgar McDonald, 6044 East Briarwood Dr., Centennial, CO 80112.
(21) Dispostive control held by Virginia Stevens McDonald, 6044 East Briarwood Dr., Centennial, CO 80112.
(22) Dispostive control held by Barbara J. Drew, 302 Carl Lane, Capitola, CA 95010.

                              PLAN OF DISTRIBUTION

         The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

         During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we have 23,538,801 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options or warrants.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Arnstein & Lehr LLP, 200 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2007 are included herein in reliance on the reports Jewett, Schwartz, Wolfe & Associates & Co., LLP independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.



                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                                 AND SUBSIDIARY


                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2007


                                Table of Contents


Report of Independent Registered Public Accounting Firm.................................       F - 2

Balance Sheet  .........................................................................       F - 3

Statements of Operations ...............................................................       F - 4

Statements of Changes in Shareholders' Deficiency.......................................       F - 5

Statements of Cash Flows ...............................................................       F - 6

Notes to Financial Statements...........................................................       F - 7 - 21

             Report of Independent Registered Public Accounting Firm



To The Shareholders and Board of Directors of
         Enviro Voraxial Technology, Inc.

We have audited the accompanying consolidated balance sheet of Enviro Voraxial Technology, Inc and Subsidiary as of December 31, 2007 and the related consolidated statements of operations, changes in shareholders' deficiency and cash flows for years end December 31, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro Voraxial Technology, Inc and Subsidiary as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that Enviro Voraxial Technology, Inc and Subsidiary will continue as a going concern. As discussed in Note B to the financial statements, Enviro Voraxial Technology, Inc and Subsidiary has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
March 27, 2008

                ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                    December 31,
                                                                         2007
                                                                    ------------
                       ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                         $   201,066
  Inventory, net                                                        295,267
                                                                    -----------

    Total current assets                                                496,333

FIXED ASSETS, NET                                                       226,242

OTHER ASSETS                                                             13,695
                                                                    -----------

    Total assets                                                    $   736,270
                                                                    ===========


             LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                             $   656,819
  Current portion of note payable                                        30,836
                                                                    -----------

    Total current liabilities                                           687,655


LONG TERM NOTE PAYABLE                                                  141,953
                                                                    -----------

Total liabilities                                                       829,608
                                                                    -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIENCY:
Common stock, $.001 par value, 42,750,000 shares authorized
23,122,135 shares issued and oustanding                                  23,121
Additional paid-in capital                                            8,520,857
Accumulated deficit                                                  (8,637,316)
                                                                    -----------

Total shareholders' deficiency                                          (93,338)
                                                                    -----------

Total liabilities and shareholders' deficiency                      $   736,270
                                                                    ===========








The accompanying notes are an integral part of the consolidated financial statements.

        ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
          CONSOLIDATED STATEMENTS OF OPERATIONS



                                                     Years Ended December 31,
                                                  ------------------------------
                                                       2007             2006
                                                  ------------     -------------
Revenues, net                                     $    288,431     $    310,376

Cost of goods sold                                      77,246          134,499
                                                  ------------     ------------

Gross profit                                           211,185          175,877

Costs and expenses:
  General and administrative                           641,725          301,975
  Consulting services paid in
   stock in lieu of cash                               884,176          120,000
  Research and development                             603,288          592,181
                                                  ------------     ------------

    Total costs and expenses                         2,129,189        1,014,156
                                                  ------------     ------------

Loss from operations                                (1,918,004)        (838,279)
                                                  ------------     ------------

Other expenses (incomes):
  Interest expense                                      (3,776)          (4,748)
                                                  ------------     ------------

    Total other expense                                 (3,776)          (4,748)
                                                  ------------     ------------

NET LOSS                                          $ (1,921,780)    $   (833,531)
                                                  ============     ============

Weighted average number of common shares
 outstanding-basic & diluted                        18,282,808       18,257,808
                                                  ============     ============

Basic and diluted loss per common share           $      (0.11)    $      (0.05)
                                                  ============     ============










The accompanying notes are an integral part of the consolidated financial statements.

                      ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY



                                                Common Stock           Additional
                                           ------------------------     Paid-in        Deferred     Accumulated
                                             Shares        Amount       Capital      Compensation      Deficit        Total
                                           -----------    ---------   -----------    ------------  ------------    -----------
Balance - December 31, 2005                 19,459,735    $  19,459   $ 5,709,343    $  (53,437)   $ (5,882,005)   $  (206,640)

Issuance of common stock for investments     2,232,500        2,232       890,768             -               -        893,000
Issuance of options for services                     -            -             -             -               -              -
Issuance of restricted common stock at
  $.40 per share                               300,000          300       119,700       (13,333)              -        106,667
Amortization of deferred compensation                -            -             -        53,437               -         53,437
Net loss                                             -            -             -             -        (833,531)      (833,531)
                                           -----------    ---------   -----------    ----------    ------------    -----------

Balance - December 31, 2006                 21,992,235    $  21,991   $ 6,719,811    $  (13,333)   $ (6,715,536)   $    12,933

Issuance of options for accrued salary               -            -       360,000             -               -        360,000
Issunace of options for services                     -            -        86,676             -               -         86,676
Issuance of common stock for
  consulting services                          100,000          100        39,900       (13,333)              -         26,667
Extension of options issued                          -            -       697,500             -               -        697,500
Amortization of deferred compensation                -            -             -        13,333               -         13,333
Issuance of common stock                       780,000          780       467,220             -               -        468,000
Amortization of deferred compensation                -            -             -        13,333               -         13,333
Issuance of common stock                       250,000          250       149,750             -               -        150,000

Net loss                                             -            -             -             -      (1,921,780)    (1,921,780)
                                           -----------    ---------   -----------    ----------    ------------    -----------

Balance - December 31, 2007                 23,122,235    $  23,121   $ 8,520,857    $        -    $ (8,637,316)   $   (93,338)
                                           ===========    =========   ===========    ==========    ============    ===========


















The accompanying notes are an integral part of the consolidated financial statements.

                 ENVIRO VORAXIAL TECHNOLOGY, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               For the Years Ended December 31,
                                                                               --------------------------------
                                                                                   2007               2006
                                                                               -----------         ------------
Cash Flows From Operating Activities:
Net loss                                                                       $(1,921,780)        $  (833,531)
Adjustments to reconcile net loss to net
cash used by operating activities:
  Depreciation                                                                      11,880                 583
  Common stock issued for services                                                  40,000             120,000
  Amortization of deferred compensation                                                  -              53,437
  Deferred compensation                                                             13,333             (13,333)
  Common stock options issued for accrued salary                                    60,000
  Issuance of common stock consulting services                                      86,676                   -
  Extension of stock options issued                                                697,500                   -
Changes in assets and liabilities:
  Accounts receivable                                                               61,341             (61,341)
  Inventory                                                                        (97,121)            (72,112)
  Accounts payable and accrued expenses                                            305,117             226,999
                                                                               -----------         -----------

     Net cash used in operating activities                                        (743,054)           (579,298)
                                                                               -----------         -----------

Cash Flows From Investing Activities:
  Purchase of equipment                                                           (233,367)                 -
  Purchase of other assets                                                          (3,695)
                                                                               -----------         -----------

     Net cash provided by investing activities                                    (237,062)                 -
                                                                               -----------         -----------

Cash Flows From Financing Activities:
  Proceeds from issuance of notes payable, net                                     172,789                   -
  Proceeds from sales of common stock                                              618,000             893,000
                                                                               -----------         -----------

  Net cash provided by financing activities                                        790,789             893,000
                                                                               -----------         -----------

    Net increase (decrease) in cash and cash equivalents                          (189,327)            313,702

    Cash and cash equivalents, beginning of period                                 390,393              76,691
                                                                               -----------         -----------

    Cash and cash equivalents, end of period                                   $   201,066         $   390,393
                                                                               ===========         ===========

Supplemental Disclosures

    Cash paid during the year for interest                                     $         -         $         -
                                                                               ===========         ===========
    Cash paid during the year for taxes                                        $         -         $         -
                                                                               ===========         ===========
    Common stock options issued for conversion of accrued salary               $   360,000         $         -
                                                                               ===========         ===========
    Common stock options issued for services                                   $    86,676         $         -
                                                                               ===========         ===========
    Common stock issued for consulting services                                $    40,000         $   120,000
                                                                               ===========         ===========
    Extension of common stock options                                          $   697,500         $         -
                                                                               ===========         ===========



The accompanying notes are an integral part of the consolidated financial statements.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007


NOTE A - ORGANIZATION AND OPERATIONS

Organization
------------
Enviro Voraxial Technology, Inc. (the "Company") is a provider of environmental and industrial separation technology. The Company has developed and patented the Voraxial(R) Separator, which is a technology that efficiently separates solids and liquids with distinct specific gravities. Potential commercial applications and markets include oil exploration and production, oil refineries, mining, manufacturing and municipal wastewater industry.

The Company currently operates within one segment, which is the manufacture and sale of the Voraxial(R) Separator.

Florida Precision Aerospace, Inc. (FPA) is the wholly-owned subsidiary of the Company and is used to manufacture, assemble and test the Voraxial Separator.

NOTE B - GOING CONCERN

The Company has experienced net losses, has negative cash flows from operating activities, and has to raise capital to sustain operations. There is no assurance that the Company's developmental and marketing efforts will be successful, that the Company will ever have commercially accepted products, or that the Company will achieve a level of revenue sufficient to provide cash inflows to sustain operations. The Company will continue to require the infusion of capital until operations become profitable. During 2008, the Company anticipates seeking additional capital, increasing sales of the Voraxial(R) Separator and continuing to restrict expenditures. As a result of the above, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------
The consolidated financial statements include the accounts of the parent company, Enviro Voraxial Technology, Inc., and its wholly-owned subsidiary, Florida Precision Aerospace, Inc. All significant intercompany accounts and transactions have been eliminated.

Estimates
---------
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

Revenue Recognition
-------------------
The Company derives its revenue from the sale and short-term rental of the Voraxial (R) Separator. The Company presents revenue in accordance with Staff Accounting Bulletin (SAB) No. 104 "Revenue Recognition in Financial Statements". Under SAB 104, revenue is realized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

Revenues that are generated from sales of equipment are typically recognized upon shipment. Our standard agreements generally do not include customer acceptance or post shipment installation provisions. However, if such provisions have been included or there is an uncertainty about customer acceptance, revenue is deferred until we have evidence of customer acceptance and all terms of the agreement have been complied with. There were no agreements with such provisions as of December 31, 2007.

The Company recognizes revenue from the short term rental of equipment, ratably over the life of the agreement, which is usually three to six months.

Fair Value of Instruments
-------------------------
The carrying amounts of the Company's financial instruments, including cash and cash equivalents, inventory, accounts payable and accrued expenses at December 31, 2007, approximate their fair value because of their relatively short-term nature.

Cash and Cash Equivalents
-------------------------
The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash balances with various financial institutions. Balances at these institutions may at times exceed the Federal Deposit Insurance Corporate limits.

Inventory
---------
Inventory consists of components for the Voraxial(R) Separator and is priced at lower of first-in, first-out cost or market. Inventory includes units being rented on a short term basis and components held by third parties in connection with pilot programs as part of the continuing evaluation by such third parties as to the effectiveness and usefulness of the service to be incorporated into their respective operations.

Fixed Assets
------------
Fixed assets are stated at cost less accumulated depreciation. The cost of maintenance and repairs is expensed to operations as incurred. Depreciation is computed by the straight-line method over the estimated economic useful life of the assets (5-10 years). Gains and losses recognized from the sales or disposal of assets is the difference between the sales price and the recorded cost less accumulated depreciation less costs of disposal.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

Net Loss Per Share
------------------
Basic and diluted loss per share has been computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding. The warrants and stock options have been excluded from the calculation since they would be anti-dilutive.

Such equity instruments may have a dilutive effect in the future and include the following potential common shares:

                  Warrants                          5,589,367
                  Stock options                     6,335,666
                                                   ----------
                                                   11,925,033
                                                   ==========
Income Taxes
------------
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development Expenses
---------------------------------
Research and development costs, which consist of travel expenses, consulting fees, subcontractors and salaries are expensed as incurred.

Advertising Costs
-----------------
Advertising costs are expensed as incurred and are included in general and administrative expenses. Amounts incurred for advertising were not material as of December 31, 2007 or 2006.

Stock-Based Compensation
------------------------
The company adopted SFAS No. 123(R) effective January 1, 2006. This statement requires compensation expense relating to share-based payments to be recognized in net income using a fair-value measurement method. Under the fair value method, the estimated fair value of awards is charged to income on a straight-line basis over the requisite service period, which is generally the vesting period. The company elected the modified prospective method as prescribed in SFAS No. 123 (R) and therefore, prior periods were not restated. Under the modified prospective method, this statement was applied to new awards granted after the time of adoption, as well as to the unvested portion of previously granted equity-based awards for which the requisite service has not been rendered as of January 1, 2006.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007


Prior to January 1, 2006, the Company accounted for stock-based employee compensation under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which was released in December 2002 as an amendment of SFAS No. 123. The Company currently accounts for stock-based compensation under the fair value method using the Black-Scholes option pricing model as indicated in Note G.

Accounting for the Impairment of Long-Lived Assets
--------------------------------------------------

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments of long-lived assets in 2007.

Recent Accounting Pronouncements
--------------------------------

Accounting changes and error corrections
----------------------------------------

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has adopted SFAS 154 in the first quarter of fiscal year 2006 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007


Fair value measurements
-----------------------

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS
157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2006 and has been adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect that its adoption of SFAS 157 will materially impact its consolidated results of operations and financial condition.

Accounting for uncertainty in income taxes
------------------------------------------

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN
48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2007. The Company does not expect that its adoption of FIN 48 will have a material effect on its consolidated results of operations and financial condition.

Taxes collected from customer and remitted to governmental authorities
----------------------------------------------------------------------

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3 (EITF 06-3), "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)." EITF 06-3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company's consolidated financial statements.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

Accounting for rental costs incurred during a construction period
-----------------------------------------------------------------

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), "Accounting for Rental Costs Incurred during a Construction Period" (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects." FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company's adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

Effects of Prior Year Misstatements when Quantifying Misstatements in the
-------------------------------------------------------------------------
Current Year Financial Statements
---------------------------------

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company's balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition

FSP FAS 123(R)-5
----------------

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

Business Combinations
---------------------

In December, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), "Business Combinations" (hereinafter "SFAS No. 141 (revised 2007)"). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS No. 141 (revised 2007) is broader than the scope of SFAS No. 141, which it replaces. The effective date of SFAS No. 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement has no immediate material effect on the Company's consolidated financial condition or results of operations.

Noncontrolling Interests in Consolidated Financial Statements - an amendment of
-------------------------------------------------------------------------------
ARB 51
------

In December, 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (hereinafter "SFAS No. 160"). This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent's equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement had no immediate material effect on the Company's consolidated financial condition or results of operations.

NOTE D - CONCENTRATION OF CREDIT RISK

One customer accounted for approximately 63% of revenue for the years end December 31, 2007. There were no outstanding receivables from this customer as of December 31, 2007.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

NOTE E - FIXED ASSETS

Fixed assets as of December 31, 2007 consists of:
                                                                  2007
                                                           -----------------
Machinery and equipment                                    $         500,666
Furniture and fixtures                                                14,498
                                                           -----------------
Total                                                                515,164
Less:  accumulated depreciation                                     (288,922)
                                                           -----------------
Fixed Assets, net                                          $         226,242
                                                           =================

Depreciation expense for the years ended December 31, 2007 and 2006 amounted to $11,880 and $583 respectively.

NOTE F - NOTES PAYABLE

Notes payable to finance companies, due in monthly
installments of $3,695, including principal and
interest at prime plus .25% collateralized by
certain equipment                                          $         172,789

Less current portion                                                 (30,836)
                                                           -----------------
Long term debt                                             $         141,953
                                                           =================

The Company has recorded interest expense of $3,776 for the year ended December 31, 2007.

Payments of long term debt over the next five years are due as follows:

                               Year Ending
                               2008                         $         33,561
                               2009                                   36,528
                               2010                                   39,757
                               2011                                   32,107
                                                            ----------------
                               Thereafter                   $        141,953
                                                            ================

NOTE G - RELATED PARTY TRANSACTIONS

For the year ended December 31, 2007, the Company incurred consulting expenses from the chief executive officer and majority stockholder of the Company of $250,000. Of these amounts, $120,000 has been paid out for the year ended December 31, 2007. The unpaid balance has been included in accrued expenses.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

NOTE H - CAPITAL TRANSACTIONS

Common stock
------------

In January 2006, the Company entered into a six month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

In August 2006, the Company entered into a three month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

In November 2006, the Company entered into a three month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

During fiscal year 2006, the Company received gross proceeds of $893,000 from 19 accredited investors, including five investment funds to purchase an aggregate of 2,232,500 shares of the Company's restricted common stock at $0.40 per share. The shares contain legends restricting their transferability absent registration or applicable exemption.

In February 2007, the company entered into a three month consulting agreement and agreed to issue 100,000 shares of common stock for services preformed by a consultant which were valued at $40,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

During the year ended December 31, 2007 the Company sold 780,000 shares of restricted common stock for $.60 per share in a private placement offering to four accredited investors. Total proceeds from the sale were $468,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

During the year ended December 31, 2007 the Company sold 250,000 shares of restricted common stock for $.60 per share in a private placement offering to one accredited investor. Total proceeds from the sale were $150,000. The shares contain legends restricting their transferability absent registration or applicable exemption.

Warrants
--------

In January 2007, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 243,200 shares of common stock issued in 2000 for a period of one year. The warrants now expire in February 2008. The purchase price of these warrants ranges from $6.00 - $9.00 per share. The Company calculated the fair value of the extended warrants by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. No increase in fair value was noted and, therefore, no adjustment has been made to the financial statements as of December 31, 2007.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

In January 2007, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 200,000 shares of common stock issued in 2001 for a period of one year. The warrants now expire in April 2008. The purchase price of the stock under these warrants ranges from $3.00-$4.00 per share. The Company calculated the fair value of the extended warrants by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. No increase in fair value was noted and, therefore, no adjustment has been made to the financial statements as of December 31, 2007.

In October 2007, the Company extended the exercisable life of certain warrants issued to investors to purchase an aggregate of 1,033,333 shares of common stock issued in 2002 for a period of one year. The warrants now expire in October 2008. The purchase price of these warrants ranges from $1.00 - $1.25 per share. The Company calculated the fair value of the extended warrants by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of one years. No increase in fair value was noted and, therefore, no adjustment has been made to the financial statements as of December 31, 2007.

In January 2005, the Company entered into a one-year consulting agreement with its former Chief Operating Officer for engineering design, marketing and sales of Company products and services. Pursuant to this agreement, the Company granted 50,000 warrants to this individual exercisable at $1.00 per share. These warrants vest equally in 12 traunches over a period of one year commencing in January, 2005 and expire in January 2008. The Company calculated the fair value of the warrants at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 133%; risk-free interest rate of 3% and an expected life of 3 years, resulting in a fair value of approximately $21,000. During 2008, the warrants were extended for a one year period. The Company calculated the fair value of the extended warrants by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of one year. No increase in fair value was noted and, therefore, no adjustment has been made to the financial statements as of December 31, 2007.

Information with respect to warrants outstanding and exercisable at December 31, 2007 is as follows:

                                   Number     Range of Exercise       Number
                                 Outstanding        Price          Exercisable
-------------------------------------------------------------------------------
Balance, December 31, 2006       5,589,367      $0.75 - $9.00        5,389,367
Issued                                   -                                   -

-------------------------------------------------------------------------------
Balance, December 31, 2007       5,589,367        $0.75-$9.00        5,389,367
-------------------------------------------------------------------------------

Options extended
----------------

In January 2007, the Company extended the exercisable life of certain options

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

issued to an employee and consultant to purchase an aggregate of 2,000,000 shares of common stock issued in 2002 for a period of five years. The options continue to be exercisable at $0.15 per share, fully vested and now expire on January 31, 2012. The Company calculated the fair value of the options at the extended grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. This result in fair value of approximately $687,000, which has been recorded as compensation expense for the year ended December 31, 2007.

In January 2007, the Company extended the exercisable life of certain options issued to an employee and consultant to purchase an aggregate of 200,000 shares of common stock issued in 2002 for a period of five years. The options continue to be exercisable at $0.77 per share, fully vested and now expire on January 31, 2012. The Company calculated the fair value of the options at the extended grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. No fair value was associated with these options as a result and no adjustment has been made to the financial statements as of December 31, 2007.

In January 2007, the Company extended the exercisable life of certain options issued an employee to purchase an aggregate of 45,000 shares of common stock issued in 2001 for a period of five years. The options now expire in February 2011. These options are fully vested and continue to be exercisable at $0.30 per share. The Company calculated the fair value of the options at the extended grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. This resulted in a fair value of approximately $10,500, which has been recorded as compensation expense for the year ended December 31, 2007.

Options granted
---------------

In January 2007, the Company granted 2,000,000 stock options to officers to reduce the amount of accrued salaries and consulting fees due to them by $300,000. The options are exercisable at $0.40 per share. These options are fully vested and expire on January 31, 2012. The Company calculated the fair value of the options at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of five years. This results in a fair value of approximately $360,000, of which $300,000 was previously recorded as compensation expense. The remaining $60,000 has been recorded as compensation expense for the year ended December 31, 2007.

In January 2007, the Company granted 606,000 stock options to employees or outside consultants, exercisable at $0.40 per share. These options vest equally over the life of the options, which range from 1 to 5 years. The Company calculated the fair value of the options at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of 1 to 5 years, resulting in a fair value of approximately $86,000.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

In January 2007, the Company issued 375,000 stock options to a consultant, exercisable at $0.80 -$1.00 per share. These options are fully vested and expire on October 31, 2007. The Company calculated the fair value of the options at the grant date by using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield for all the years; expected volatility of 25%; risk-free interest rate of 5% and an expected life of 10 months. Based on the above, the options were not considered to have a fair value associated with them. These options have expired as of December 31, 2007.

Information with respect to employee stock options outstanding and employee stock options exercisable at December 31, 2007 is as follows:

---------------------------------------------------------------------------------------------------------------
                                                                                               Weighted Average
                                                                                                Exercise Price
                                           Options           Vested       Exercise Price Per      Per Option
                                         Outstanding         Shares          Common Share        Outstanding
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 2006                   3,729,666         3,709,666         $0.15-$1.00           $0.52
---------------------------------------------------------------------------------------------------------------
Granted/vested during the year ended
December 31, 2007                            2,981,000         2,981,000               $0.40           $0.40
---------------------------------------------------------------------------------------------------------------
Expired during 2007                           (375,000)         (375,000)        ($.80-$1.00)          ($.90)
---------------------------------------------------------------------------------------------------------------

Balance, December 31, 2007                   6,335,666         5,830,866         $0.15-$1.00           $0.46
---------------------------------------------------------------------------------------------------------------

The following table summarizes information about the stock options outstanding at December 31, 2007:

------------------------------------------------------------------------------------------------------------------
                                          Weighted
                          Number           Average
                      Outstanding at      Remaining         Weighted
     Exercise          December 31,      Contractual        Average        Number Exercisable   Weighted Average
       Price               2007             Life         Exercise Price   at December 31, 2007   Exercise Price
------------------------------------------------------------------------------------------------------------------
         0.30            45,000             3.25              0.30                45,000               0.30
------------------------------------------------------------------------------------------------------------
         0.77           200,000             4.25              0.77               200,000               0.77
------------------------------------------------------------------------------------------------------------
         0.15         2,000,000             4.25              0.15             2,000,000               0.15
------------------------------------------------------------------------------------------------------------
         1.00            10,000              .08              1.00                10,000               1.00
------------------------------------------------------------------------------------------------------------
         0.60           697,333             1.25              0.60               697,333               0.60
------------------------------------------------------------------------------------------------------------
         1.00           697,333             1.25              1.00               697,333               1.00
------------------------------------------------------------------------------------------------------------
         1.00            50,000             3.00              1.00                50,000               1.00
------------------------------------------------------------------------------------------------------------
         0.71            30,000              .25              0.71                30,000               0.71
         0.40         2,606,000             4.25              0.40             2,981,000               0.40
                      ---------                                                ---------
                      6,335,666                                                6,335,666
                      ---------                                                ---------
------------------------------------------------------------------------------------------------------------

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

NOTE I -   INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2007 and 2006 consist of the following:

                                                     December 31,
                                           -----------------------------
                                               2007            2006
                                           --------------  -------------
           Current:
                    Federal                $            -  $           -
                    State                  $            -              -
                                           --------------  -------------
                                                        -              -
           Deferred:
                    Federal                $     (653,500) $    (283,560)
                    State                        (115,300)       (50,040)
                                           --------------  -------------
                                                 (768,800)      (333,600)
           Benefit from the operating
              loss carryforward                   768,800        333,600
                                           --------------  -------------
           Benefit for income taxes, net   $            -  $           -
                                           ==============  =============

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

                                                     December 31,
                                              --------------------------
                                                 2007            2006
                                              -----------     ----------
           Statutory federal income tax rate      34.0%          34.0%
           Decrease in valuation allowance       (40.0)%        (40.0)%
           State income taxes                      6.0%           6.0%
                                              -----------     ----------
           Effective tax rate                       (0)%           (0)%
                                              ===========     ==========

Deferred income taxes result from temporary differences in the recognition of income and expenses for the financial reporting purposes and for tax purposes. The net deferred tax assets and liabilities are comprised of the following:

                                                            2007
                                                       ---------------
           Deferred income tax asset:
             Net operating loss carry-forwards         $     3,454,800
              Valuation allowance                           (3,454,800)
                                                       ---------------
            Deferred income tax asset                  $             -
                                                       ===============

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

The tax effect of these temporary differences representing deferred tax asset and liabilities result principally from the following:

                                                                   2007
                                                           -------------------
                  Deferred tax assets
                           Current                         $                 -
                           Non-current                               3,454,800
                                                           -------------------
                     Net deferred income tax asset         $         3,454,800
                                                           ===================

The Company has a net operating loss carryforward of approximately $8,637,000 available to offset future taxable income through 2019.

The Company has made a 100% valuation allowance of the deferred income tax asset at December 31, 2006, as it is not expected that the deferred tax assets will be realized. The net increase in valuation allowance during the year ended December 31, 2006 was $336,000.

NOTE J - COMMITMENTS AND CONTINGENCIES

Employment Agreements
---------------------

The Company entered into an employment agreement dated January 17, 2002 with an individual to serve as the Vice President and Director of Business Development. The agreement provides for a contingent bonus to be paid to this employee in the amount of $300,000 to improve the financial condition of the Company. Such bonus is payable upon the Company obtaining a total of $3 million of financing or when revenue exceeds $1 million. In 2002, this individual was granted stock options to purchase 2 million shares of common stock with an exercise price of $0.15 per share. The market price at the date of grant was $0.12 per share.

The Company hired two employees under employment agreements that commenced in January 2003. The combined salaries for 2003 are $215,000 subject to annual increases beginning in 2004. Both agreements have a term of 5 years. One agreement provided for the granting of up to 300,000 cashless exercise warrants to purchase common stock at $1 per share which may result in a significant charge to operations in the future. This agreement was terminated by mutual agreement on December 31, 2004, and only 150,000 warrants were vested and are exercisable. The other agreement provides for the granting of 10,000 stock options to purchase common stock at $1 per share exercisable ratably over two years from the date of grant.

                        ENVIRO VORAXIAL TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2007

Operating Lease
---------------
The Company leases office and warehouse space in Ft. Lauderdale, Florida under a business lease agreement for a three-year term ending in August 2007. The Company has extended the lease for an additional twelve months, with the option to cancel the lease with sufficient notice. The Company expects to pay approximately $49,000 toward this lease in 2008 prior to its expiration in August 2008.

Rent expense charged to operations amounted to $71,752 in 2007.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                                TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

Prospectus Summary...........................................................................................          1
Forward-Looking Statements...................................................................................          4
Risk Factors.................................................................................................          4
Capitalization...............................................................................................          9
Price Range of common stock and Dividend Policy..............................................................         10
Use of Proceeds..............................................................................................         11
Management's Discussion and Analysis or Plan of Operation....................................................         12
Business.....................................................................................................         18
Management...................................................................................................         23
Certain Transactions.........................................................................................         26
Description of Securities....................................................................................         28
Selling Shareholders.........................................................................................         29
Plan of Distribution.........................................................................................         41
Shares Eligible for Future Sale..............................................................................         42
Legal Matters................................................................................................         42
Experts......................................................................................................         42
Additional Information.......................................................................................         42
Financial Statements.........................................................................................        F-1

                                9,543,363 Shares






                        Enviro Voraxial Technology, Inc.







                                 -------------
                                   PROSPECTUS
                                 -------------




                              _______________, 2008

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Idaho Statutes (the "Idaho Statutes") permits the indemnification of directors, employees, officers and agents of Idaho corporations. Our Articles of Incorporation (the "Articles") and Bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by the Idaho Statutes.

         The provisions of the Idaho Statutes that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Idaho. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Idaho securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.


Item  25. Other Expenses of Issuance and Distribution

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

         SEC Registration and Filing Fee.............................................................    $      293.09
         Legal Fees and Expenses*....................................................................        30,000.00
         Accounting Fees and Expenses*...............................................................         5,000.00
         Financial Printing*.........................................................................         5,000.00
         Transfer Agent Fees*........................................................................         1,000.00
         Blue Sky Fees and Expenses*.................................................................         1,000.00
         Miscellaneous*..............................................................................         5,000.00
                                                                                                         -------------
              TOTAL..................................................................................    $   47,293.09
                                                                                                         =============

------------------
     *     Estimated

         None of the foregoing expenses are being paid by the selling shareholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In April 2001, we raised $100,000 through the private placement of our securities pursuant to Regulation D of the Securities Act. We sold 1,000 units containing share of our common stock and warrants to 1 investor. Each unit was comprised of 100 shares of restricted common stock, par value $.001, and 200 common stock purchase warrants, of which 100 warrants are exercisable at $3.00 per share and 100 warrants are exercisable at $4.00 per share. The warrants expire April 2007. The transaction was exempt from registration under Section 4(2) of the Securities Act.

         In July 2001, we raised $20,000 through a private transaction whereby the Company issued 23,530 shares of restricted common stock at $.85 per share to an individual investor. The transaction was exempt from registration under
Section 4(2) of the Securities Act.

         On January 17, 2002, we issued options to purchase 2,000,000 shares of our common stock at an exercise price of $.15 per share. The market price at the date of the grant was $.12 per share. These options were issued pursuant to an employment agreement. In addition, during year ended December 31, 2002, we also issued stock options to purchase 200,000 shares of common stock to an additional employee of our Company. These options have an exercise price of $.77 per share.

         On December 31, 2002, we issued 6,000,000 shares of common stock to Alberto DiBella pursuant to the automatic conversion rights of the preferred stock held by Mr. DiBella. The 6,000,000 shares of preferred stock held by Mr. DiBella were returned to treasury and cancelled.

         During the year ended December 31, 2002, we sold 5.17 units of securities at $60,000 per unit in a private placement to 5 investors. Each unit consisted of 100,000 shares of common stock, 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1 per share and 100,000 warrants to purchase 100,000 shares of common stock at an exercise price of $1.25 per share. The warrants issued at $1 per share are callable at par value provided the stock trades above $1.50 per share for 20 consecutive trading days. The warrants issued at $1.25 per share are callable at par value provided the stock trades above $2 per share for 20 consecutive trading days. Net proceeds received by our Company aggregated $286,000. The warrants are exercisable from the date of issuance through December 2007. No warrants have been exercised through December 31, 2002. The transaction was exempt from registration under
Section 4(2) of the Securities Act.

         During the year ended December 2003, we sold an aggregate of 8.08 units of securities to 30 investors for proceeds of $808,000. Each unit consisted of 166,666 shares of restricted common stock at $0.60 per share and 166,666 warrants to purchase 166,666 shares of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The investors received information concerning our company and had the opportunity to ask questions to the viability of our company. A total of 1,346,665 warrants were issued in this Offering. The issuances were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In January 2004, we closed a private placement, which commenced in 2003. Under the private placement we sold an aggregate of 61,666 shares of restricted common stock at $0.60 per share and 61,666 warrants to purchase 61,666 shares of common stock at $1.00 per share to four investors for proceeds of $37,000. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption.

         From May 2004 through August 2004, the Company sold an aggregate of 1,935,000 units of securities to 38 accredited investors for gross proceeds of $1,451,250 under the private placement. The Company has paid Bathgate Capital, a placement agent, a commission of 10% of the gross proceeds and a non-accountable expense allowance of 3% of the gross proceeds and issued the placement agent warrants to purchase six shares of common stock (three shares at $0.75 and three shares at $1.00) for each 20 units sold in the offering. Each unit consisted of one share of restricted common stock at $0.75 per share and one warrant to purchase one share of common stock at $1.00 per share. The warrants are exercisable for a period of five years from the date of closing. The transactions were exempt from registration under Regulation D, Rule 506 of the Securities Act. All of the investors were deemed accredited. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares and warrants contain legends restricting their transferability absent registration or applicable exemption.

         On June 30, 2004, we issued 7,100 shares of our common stock to an individual in consideration for services rendered. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The service provider received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         During fiscal year 2005, the Company received capital from ten accredited investors to purchase an aggregate of 1,468,333 shares of the Company's restricted common stock at $0.40 per share for gross proceeds of $587,333. The issuances were exempt from registration under Section 4(2) of the Securities Act. Commissions paid to registered brokers and other expenses related to the Offering were approximately $50,000. The investors received information concerning the Company and has the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In May 2005, the Company issued 75,000 shares of common stock to a consultant valued at $57,000 based on the closing market price of the Company's common stock on the date of the agreement. In addition, the Company paid $40,000 in cash to this consultant. These amounts are amortized over the life of the consulting agreement of four months, resulting in consulting expense of $97,000 for the nine months ended September 30, 2005. In November 2005, this consultant received another 225,000 shares of common stock valued at $85,500 based on the closing market price of the Company's common stock on the date of the agreement. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         On July 1, 2005, the Company entered into a consulting agreement and agreed to issue 15,000 shares for services performed by a consultant, which were

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
valued at $7,650. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The service provider received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         In January 2006, we extended the exercisable life of certain warrants to purchase an aggregate of 243,200 shares of common stock issued in 2000 for a period of one year. The options initially expired in February 2007, but were extended on January 16, 2007 and now expire in February 2008. In January 2007, we also extended the exercisable life of certain warrants to purchase an aggregate of 200,000 shares of common stock issued in 2001. The warrants now expire in April 2008.

         In January 2006, the Company entered into a six month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         In August 2006, the Company entered into a three month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         In November 2006, the Company entered into a three month consulting agreement and agreed to issue 100,000 shares for services performed by a consultant, which were valued at $40,000. The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the Company. The shares issued contain a legend restricting transferability absent registration or applicable exemption.

         During the twelve months ended December 30, 2006 the Company sold 2,232,500 shares of common stock for $0.40 per share in a private placement offering to 19 accredited investors. Total proceeds from the sale were $893,000. The issuances were exempt from registration under Section 4(2) of the Securities Act. Commissions paid to registered brokers and other expenses were approximately $30,000. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The shares contain legends restricting their transferability absent registration or applicable exemption.

         In January 2007, the Company granted 2,000,000 stock options to officers to reduce the amount of accrued salaries and consulting fees due to them by $300,000. The options are exercisable at $0.40 per share. These options are fully vested and expire on January 31, 2012. The issuances of the options was exempt from registration under Section 4(2) of the Securities Act. The officers received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The certificates representing the securities contain legends restricting their transferability absent registration or applicable exemption.

         In January 2007, the Company granted 606,000 stock options to employees and outside consultants, exercisable at $0.40 per share. These options vest equally over the life of the options, which range from 1 to 5 years. The issuances of the options was exempt from registration under Section 4(2) of the Securities Act. The employees and consultants received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The certificates representing the securities contain legends restricting their transferability absent registration or applicable exemption.

         In January 2007, the Company issued 375,000 stock options to a consultant, exercisable at $0.80 -$1.00 per share. These options are fully vested and expired on October 31, 2007. The issuances of the options was exempt from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The certificates representing the securities contain legends restricting their transferability absent registration or applicable exemption.

         In February 2007, the Company entered into a three month consulting agreement and agreed to issue 100,000 restricted shares of common stock for services performed by a consultant, which were valued at $40,000. The issuances of the shares was exempt from registration under Section 4(2) of the Securities Act. The consultant received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The certificates representing the securities contain legends restricting their transferability absent registration or applicable exemption.

         During the year ended December 31, 2007 the Company sold 1,030,000 restricted shares of common stock for $.60 per share in a private placement offering to a total of five accredited investors, including a Water Investment Fund. Total proceeds from the sale were $618,000. No commissions were paid in connection with the sale. The issuances of the shares was exempt from registration under Section 4(2) of the Securities Act. The investors received information concerning the Company and had the opportunity to ask questions concerning the viability of the Company. The certificates representing the securities contain legends restricting their transferability absent registration or applicable exemption.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description of Document
-----------       -----------------------
     2.1          Agreement and Plan of Reorganization dated May 1996 (1)
     3.1          Articles of Incorporation, as amended (1)
     3.2          Bylaws (1)
     4.1          Form of Stock Certificate (1)
     5.1          Opinion of Arnstein & Lehr LLP
     10.1         Form of Warrant Agreement (previously filed)
     10.2         Form of Option Agreement (previously filed)
     16.1         Letter from former independent accountant (2)
     23.1         Consent of Current Independent Auditor (filed herein)
     23.2         Consent of Arnstein & Lehr LLP  (included in exhibit 5.1)

(1) Previously filed on Form 10SB Registration Statement, as amended, on January 19, 2000 (file 000-30454).
(2)      Previously filed on Form 8-K Current Report dated March 14, 2005.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on April 30, 2008.


                                        ENVIRO VORAXIAL TECHNOLOGY, INC.

                                        By:/s/ Alberto Dibella
                                        ----------------------
                                        Alberto DiBella, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                       Title                       Date
   ---------                       -----                       ----

/s/Alberto DiBella          Chief Executive Officer          April 30, 2008
------------------          (principal executive officer)
Alberto DiBella             and Chief Financial Officer
                            (principal financial and
                            accounting officer)


/s/John A. DiBella          Vice President and Director      April 30, 2008
------------------
John A. DiBella


























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